                                                FILED PURSUANT TO RULE 424(b)(2)
                                                     REGISTRATION NO. 333-123101

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 18, 2005)

                                  $550,000,000
                            NUVEEN INVESTMENTS, INC.
                    $250,000,000 5.00% SENIOR NOTES DUE 2010
                    $300,000,000 5.50% SENIOR NOTES DUE 2015
                               ------------------
     The notes will bear interest as set forth above. Interest on each series of notes is payable on March 15 and September 15 of each year, beginning on March 15, 2006. Each series of notes will mature on September 15 of its respective year of maturity. We may redeem some or all of the notes at any time prior to maturity at a redemption price described under the caption "Description of
Notes -- Optional Redemption."
                               ------------------
     The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.
                               ------------------
     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                            PER                                 PER
                                        5.00% SENIOR                        5.50% SENIOR
                                       NOTE DUE 2010         TOTAL         NOTE DUE 2015         TOTAL
                                       --------------    --------------    --------------    --------------
Public Offering Price                         99.724%      $249,310,000           99.498%      $298,494,000
Underwriting Discount                          0.600%        $1,500,000            0.650%        $1,950,000
Proceeds to Nuveen Investments, Inc.          99.124%      $247,810,000           98.848%      $296,544,000
  (before expenses)

     Interest on each series of the notes will accrue from September 12, 2005 to the date of delivery.

     The underwriters expect to deliver the senior notes in book-entry form only through The Depository Trust Company on or about September 12, 2005.
                               ------------------
                          Joint Book-Running Managers
CITIGROUP                                                    UBS INVESTMENT BANK
                                  Co-Managers

A.G. EDWARDS
         BANC OF AMERICA SECURITIES LLC
                   BNY CAPITAL MARKETS, INC.
                            GOLDMAN, SACHS & CO.
                                     HSBC
                                             JPMORGAN
                                                   MERRILL LYNCH & CO.
                                                         MORGAN STANLEY
September 7, 2005

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
About This Prospectus Supplement............................    ii
Documents Incorporated by Reference.........................    ii
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................  S-10
Cautionary Statement Concerning Forward-Looking               S-15
  Information...............................................
Use of Proceeds.............................................  S-17
Capitalization..............................................  S-17
Ratio of Earnings to Fixed Charges..........................  S-18
Selected Consolidated Financial Data........................  S-19
Management's Discussion and Analysis of Financial Condition   S-21
  and Results of Operations.................................
Business....................................................  S-39
Management..................................................  S-49
Description of Notes........................................  S-51
Underwriting................................................  S-63
Legal Matters...............................................  S-64
Experts.....................................................  S-65

                            PROSPECTUS
About This Prospectus.......................................     1
Cautionary Statement Concerning Forward-Looking                  2
  Information...............................................
Prospectus Summary..........................................     4
Use of Proceeds.............................................     6
Ratio of Earnings to Fixed Charges..........................     6
Selling Stockholder.........................................     6
Description of Securities...................................     7
Capital Stock...............................................     7
Debt Securities.............................................    11
Warrants....................................................    15
Purchase Contracts..........................................    16
Units.......................................................    17
Plan of Distribution........................................    18
Legal Matters...............................................    21
Experts.....................................................    21
Where You Can Find More Information.........................    21

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the senior notes we are offering in this prospectus supplement. If the description of the senior notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or accompanying prospectus. This prospectus supplement and accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC.

          1. Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

          2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005, and for the quarter ended on June 30, 2005, filed on August 4, 2005.

          3. Current Reports on Form 8-K filed on January 21, 2005; February 4, 2005; March 30, 2005; April 1, 2005; April 7, 2005; April 12, 2005;
             May 23, 2005; August 4, 2005; August 8, 2005; and September 6,
             2005.

     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold (excluding any information furnished pursuant to Items 2.02 and 7.01 on any current report on Form 8-K) are incorporated by reference into this prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information from this prospectus supplement and may not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus supplement, you should read this entire prospectus supplement, the accompanying prospectus and the documents identified in the prospectus under the caption "Where You Can Find More Information." In this prospectus supplement, the terms "Nuveen," "Nuveen Investments," the "Company," "we" and "our" refer to Nuveen Investments, Inc. and its consolidated subsidiaries.

                            NUVEEN INVESTMENTS, INC.

OVERVIEW

     Nuveen Investments is a leading provider of investment management services. Our mission is to provide wealth preservation and accumulation solutions to affluent and institutional investors, and the financial consultants and advisors who serve them. Our specialized and distinctly branded investment teams adhere to an established set of investment principles that seek to balance the benefits of market returns with capital preservation. By focusing on these core principles, we believe that we have consistently produced strong investment performance over a range of market cycles, and achieved above-average operating and financial results, including one of the highest operating margins in the asset management industry. As of June 30, 2005, we had approximately $124 billion of assets under management across a broad set of asset classes, including taxable and tax-free fixed income, value and growth equities, international equities, and alternative investments. For the six months ended June 30, 2005 and the year ended December 31, 2004, we had over $274 million and $505 million in revenues, respectively, and over $84 million and $156 million in net income, respectively. We are based in Chicago, Illinois and have approximately 700 employees.

HISTORY

     Our firm has a long history that has been characterized by innovation, conservatism and outstanding client service. Founded in 1898, we began serving affluent investors in 1961 when we introduced our first retail packaged products in the form of unit investment trusts. In 1976 we established our first open-end mutual funds and in 1987 we launched our first closed-end exchange-traded fund, or ETF, building on our leading reputation in municipal bonds.

     Over the last eight years, we have significantly broadened our investment capabilities to more fully leverage our access to the affluent and high net worth markets, with particular emphasis on equity-based portfolios offered through separately managed accounts. As a result, as of June 30, 2005, non-municipal asset classes, including value equity, taxable fixed income, growth equity and alternative investments, comprised 52% of our assets under management, and we now have one of the leading market-share positions in the fast-growing retail managed account business. Through major acquisitions, such as the acquisitions of Rittenhouse Financial Services in 1997, Symphony Asset Management in 2001 and NWQ Investment Management in 2002, we have expanded our investment expertise and extended our distribution reach. Today, our four distinctive brands -- NWQ, Rittenhouse, Symphony and Nuveen -- operate under the unified Nuveen Investments service platform, delivering differentiated investment services to a broad range of intermediaries and investors.

OPERATING PLATFORM

     We believe that we have developed a distinctive business model that emphasizes our high-quality service and access to specialized and disciplined investment expertise, and that this model has enabled us to succeed through a variety of market cycles. Since 1995, we have achieved consistent positive net flows and growth in assets under management, even through the equity market downturn in 2001 and 2002.

     We provide asset management services through four distinct managers, each with independent investment teams and dedicated investment and research processes in their particular area of expertise:

     Nuveen Asset Management focuses on taxable and tax-free fixed income investments, and had $74.3 billion in assets under management as of June 30, 2005. Nuveen Asset Management's investment strategy places an emphasis on managing risk to provide consistent and predictable investment performance. Using a value-oriented approach, we evaluate securities and sectors and select what we view as attractive bond structures and credit exposures while positioning the portfolio within appropriate maturity and duration ranges. We also seek to diversify effectively the risks of other asset classes within an investor's portfolio.

     NWQ Investment Management focuses on value equities and had $37.0 billion in assets under management as of June 30, 2005. The NWQ investment strategy concentrates on identifying undervalued companies that our investment professionals believe possess potential catalysts to improve profitability and/or unlock value. At NWQ, seasoned industry analysts conduct disciplined bottoms-up research to capitalize on opportunities that may be created by investor over-reaction, misperception and short-term focus. An emphasis on the risk/reward of each investment within a diversified portfolio helps to provide downside protection. NWQ's success relies on its analysts' abilities to think independently, to anticipate change, and to capitalize on misperceptions of other investors, and we strive to enhance these capabilities by maintaining an entrepreneurial research environment. A strict adherence to an investment philosophy focusing on value underlies the overall investment process.

     Rittenhouse Asset Management focuses on growth equities and had $7.4 billion in assets under management as of June 30, 2005. Rittenhouse's investment objective is to grow clients' wealth over time by actively managing a diversified "blue chip" portfolio of industry-leading companies with a focus on quality earnings growth and lower volatility. An essential element of the Rittenhouse investment process is our experienced investment team, which strives to find and invest in high quality companies that historically have produced relatively consistent earnings growth. Over time, we believe that this philosophy and our disciplined approach to investing have allowed us to provide our clients with consistent returns, while controlling their long term risk.

     Symphony Asset Management focuses primarily on alternative investments and had $5.3 billion in assets under management as of June 30, 2005. The investment team at Symphony uses quantitative analysis (proprietary valuation, behavioral and risk-management models) to simplify its investment process, followed by developing more qualitative insights into investment opportunities to drive ultimate investment decisions. This approach has resulted in Symphony's achieving consistent non-correlated returns with limited volatility in a range of market neutral, long-short and long-only equity and credit-based strategies.

MARKET OPPORTUNITY

     We believe we are well-positioned to benefit from the attractive demographic and investment trends in the U.S. through an established position in some of the highest-growth segments of the asset management industry, including managed accounts, closed-end exchange-traded funds and alternative investments. These trends include:

     Growing retirement needs as the U.S. population ages. As the average age of the U.S. population and individual life expectancy rates increase, we believe that there will be a growing demand for our products. According to the U.S. Census Bureau, the percentage of the U.S. population aged 55 and over will increase from approximately 23% (approximately 67 million individuals) in 2005 to 29% (approximately 97 million) in 2020. As increasing numbers of baby boomers approach retirement age, we believe that they will seek to secure reliable retirement income via investment products. The U.S. Social Security Administration has established that the average life expectancy for males increased from 62.9 years in 1945 to 74.4 years in 2003. For women, the expectancy increased from 68.4 to 79.5 years. This trend in longer life expectancies heightens the risk that individuals will outlive their retirement savings, which makes it essential that these individuals invest in a trusted source for asset preservation and dependable income. As an asset manager with a conservative investment philosophy focused on capital preservation, we believe we are well-positioned to offer attractive investment products and services to the aging U.S. population.

     Attractive growth characteristics of the high net worth market. According to CapGemini and Merrill Lynch, in 2004 there were approximately 2.7 million high net worth individuals in North America holding $9.3 trillion in financial assets. This figure is expected to grow by 8.4% per annum to approximately $13.9 trillion by 2009. As the high net worth market continues to grow, individuals are demanding more sophisticated services and comprehensive solutions for their finances. High net worth individuals have begun to mirror institutional investors, shifting investments into specialized products and alternative investments.

     Managed accounts increasingly are the vehicle of choice for the growing number of affluent and high-net worth individuals. Industry-wide assets in retail managed accounts totaled approximately $610 billion as of June 30, 2005. In addition, retail managed accounts represent one of the fastest-growing areas of the asset management industry, with a projected average growth rate of 14% over the next four years, according to Cerulli Associates. We believe that inflows into managed accounts are being driven by increasing recognition of the critical role and value of financial advisors and professionally managed investment strategies for people in or near retirement age who have accumulated wealth over a lifetime. Affluent and high-net worth individuals who invest for the long-term often choose to invest through managed accounts, which are designed to enable access to high-caliber institutional managers offering investors a level of customization and transparency not found in mutual funds or other packaged products. Additionally, retail managed accounts tend to be recommended by financial advisors who provide a range of consultative services to their investor clients including diversified portfolio construction and investment-manager selection. Managed account products contribute to Nuveen being able to offer advisors and investors access to each of our specialized investment capabilities in any product form the customer prefers -- managed account, mutual funds, closed-end fund or structured products.

COMPETITIVE STRENGTHS

     We believe our competitive strengths include:

     - Well-positioned in rapidly growing market segments. We believe we are well-positioned in attractive, growing segments of the asset management industry such as retail managed accounts, closed-end ETFs, which we also refer to as closed-end mutual funds, and alternative investments. We are the largest provider of retail managed accounts in third-party programs with $39.7 billion of assets under management and have a leading market share at the major national brokerage houses (which we call "wirehouses.") We are the largest manager of closed-end ETFs, with $52.5 billion in assets under management as of June 30, 2005. In addition, during the past three fiscal years, we generated more new assets in the closed-end ETF area than any other investment management company. Even more importantly, we have broadened this product category well beyond its traditional municipal bond foundation to include a range of asset classes well suited to meet investors' appetites for portfolios that include floating rate securities, high-dividend paying stocks, real estate, emerging market investments and preferred stocks, among others.

     - Consistently strong financial and operational performance. Over the past ten years, we have increased our advisory fee revenues at a compound annual growth rate of 10%. In 2004 and in the first six months of 2005, we had a pre-tax margin of 50%, which we believe to be one of the highest among publicly traded asset managers. Over the past five years, our pre-tax margin has averaged 49%. In addition, we have consistently posted what we believe to be among the most consistent and positive net flows in the industry. In 2004 and the first six months of 2005, our assets under management grew by approximately $20 billion and $9 billion, respectively, including positive net flows of $15 billion and $8 billion, respectively.

     - Diversified product offerings designed to enable us to succeed under a wide range of market conditions. We offer a wide variety of products to both institutional and retail investors, including taxable and tax-free fixed income strategies, value, growth, and international equity styles, and alternative investments. In recent years we have significantly expanded our product offering through acquisitions, such as our 2001 purchase of Symphony, a provider of alternative investments and long-only strategies, and our 2002 acquisition of NWQ, a leading manager of value equities. We believe our diverse product offerings and disciplined investment philosophy have helped us to achieve impressive market returns over the past ten years.

     - Culture of product innovation. We have developed a company-wide culture of product innovation to anticipate the needs of both our intermediaries and investors. For each year since 1999, we generated over half of our sales from products and services that we did not offer five years earlier. In developing new products, we focus on three primary ways of innovating: i) tailoring solutions to the high-net worth market, ii) blending investment capabilities to serve emerging client needs, and iii) designing products that secure income, preserve capital, and offer growth potential. We believe that we have a robust new product pipeline in several investment style categories that will be highly attractive to investors, including products that focus on preservation and income, globalization, non-correlated returns and multi-style pre-packaged portfolios.

     - Service-oriented, high-quality distribution platform. We distribute our products through a number of different channels, including wirehouses, regional broker-dealers and banks, registered investment advisors and institutions. We have strong relationships with major wirehouses, such as Smith Barney, UBS, Merrill Lynch and Morgan Stanley, and we sold products totaling over $11 billion through this channel in 2004. In addition, we believe we are well-positioned with regional broker-dealers, through which we sold products totaling $7 billion in 2004. We support financial advisors at our distribution partners with a sales and service force of over 130 professionals dedicated to providing high-quality relationship management. We pride ourselves on what we view as our innovative service processes, developed in partnership with our distribution intermediaries. Through wealth management education, practice management training and technology, we strive to help the financial advisors who recommend our products differentiate themselves as specialized solution providers. We are expanding our relationships with institutional clients, and generated $6 billion in gross sales through this channel in 2004.

     - Strong brand names and reputation. We believe that we have developed strong brand names and reputations in our various product areas by consistently providing strong performance and high quality service to investors through our distinctive investment teams with dedicated research and investment processes. In particular, we believe Nuveen, NWQ and Rittenhouse occupy leading positions within their specific market segments.

     - Strong and experienced management team. Our senior management team has led Nuveen Investments for almost ten years and has an average of over 15 years of experience in the asset management industry. They have achieved a strong track record of delivering consistent earnings growth with low volatility. In addition, they have overseen the transformation of Nuveen Investments through a series of acquisitions and organic growth that have substantially expanded the company's product portfolio and distribution reach. Through these steps, we believe we have created a scaled, high-quality operating model.

OUR STRATEGIES

     Our overall objective is to evolve with our affluent client base while providing strong returns to our investors. We will pursue the following strategies to achieve this objective:

     - Broaden our distribution relationships and expand targeted market segments. We intend to invest in our institutional platform by increasing our emphasis on third-party consultants serving traditional institutional clients and adding institutional services to registered independent advisors. We will also seek to increase our penetration of distribution intermediaries by increasing the breadth of Nuveen's products offered through these firms, such as promoting multi-strategy offerings at major wirehouses and regional firms and Symphony long-only strategies at major wirehouses. In addition, we will strive to continue to differentiate Nuveen Investments as a unified service partner by strategically collaborating with customers.

     - Continue to provide innovative new investment products and service offerings. We intend to continue our track record of product innovation by introducing new closed-end ETFs, managed accounts and alternative investment products. We continually work to develop new products, and we believe that our relationships with leading distributors enable us to anticipate client needs and deliver new solutions. We believe this strategy will enable us to increase our assets under management and provide further diversification for our business.

     - Maintain leadership in closed-end ETFs. We will strive to maintain our leadership in closed-end ETFs by focusing on income-oriented products, with particular emphasis on products that offer investors protection from rising interest rates, inflation and commodity costs, as well as steady cash flow and participation in potential equity market appreciation. In addition, we will continue to attempt to differentiate Nuveen ETFs in a crowded marketplace by providing strong secondary market support. At the same time, we will also continue to pursue a strategy of active risk management by increasing resources to manage the capital structures and financial risk exposures of our funds and utilizing additional hedging tools.

     - Develop new areas of high-quality investment specialization and enhance current platforms. We plan to extend our Nuveen-branded taxable fixed income capabilities in both the retail and institutional market segments. We will also continue to add resources at the investment brand level to extend our specialized teams. In particular, we intend to add depth and analytical resources to strengthen our investment foundation at Rittenhouse. We will also focus on developing new products and building out our investment team at NWQ, and add resources to our long-only and absolute returns areas at Symphony. We also intend to add on a selective basis high-caliber, specialized investment expertise, particularly in growth and international and through the use of carefully selected sub-advisors. Consistent with our heritage, we will continue to ensure that each portfolio team fosters an environment that emphasizes the critical importance of compliance and risk management in day-to-day processes and a commitment to teamwork.

     - Deliver strong financial results while prudently investing for growth. We plan to build on the favorable sales momentum we have experienced in our equity and taxable fixed income products. We will invest in expanding and upgrading our investment management capabilities and will further expand our institutional service platform.

                              RECENT DEVELOPMENTS

SANTA BARBARA ASSET MANAGEMENT ACQUISITION

     On August 1, 2005, we announced an agreement to acquire Santa Barbara Asset Management, an investment manager with $2.8 billion of assets under management located in Santa Barbara, California that manages growth stock portfolios. We expect the transaction to close by approximately October 1, 2005 but no assurance may be given that it will close on the terms contemplated or at all.

APRIL SECONDARY OFFERING

     In April, 2005, The St. Paul Travelers Companies, Inc. (which we refer to as "STA") completed a secondary offering of 39,850,571 shares of Nuveen Class A common stock it then held. We refer to this offering as the "April Secondary Offering".

REPURCHASE OF STOCK BY THE COMPANY

     On April 12, 2005, concurrently with the closing of the April Secondary Offering, we purchased from STA, and STA sold to us, $200 million (or 6,064,281 shares) of Nuveen Class B common stock held by STA. We also entered into a stock repurchase forward transaction with STA in which we agreed to repurchase directly from STA $400 million (or 12,128,562 shares) of Nuveen common stock on a forward basis on a date no later than December 23, 2005. The repurchase price per share was $32.98, the net proceeds per share that STA received from the underwriters in the April Secondary Offering. The stock repurchase forward transaction was completed on July 28, 2005. The stock repurchase and the stock repurchase forward transaction were financed in part with borrowings under our bridge credit facility. See "Risk Factors -- We incurred indebtedness in connection with certain related transactions, which will increase the costs of our borrowing and may make it more difficult to raise additional capital in the future."

FORWARD SALE CONTRACTS

     Concurrently with the April Secondary Offering, we understand that Merrill Lynch & Co., Inc. issued and sold $275,060,000 6.750% Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the 2007 Securities, and that Morgan Stanley issued and sold $275,060,000 5.875% Mandatorily Exchangeable Securities due October 15, 2008, which we refer to as the 2008 Securities. Each of the 2007 Securities and the 2008 Securities is a series of debt securities of Merrill Lynch & Co. Inc. and Morgan Stanley, respectively, that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2007, in the case of the 2007 Securities, and October 15, 2008, in the case of the 2008 Securities, for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the third business day immediately preceding the relevant maturity date. In connection with those offerings, STA has advised us that it has entered into forward sale agreements with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. We understand that the sales under the forward sales contracts were completed by August 5, 2005. As a result of these transactions, no shares of our Class B common stock remain outstanding.

RESIGNATION OF DIRECTORS

     On August 4, 2005, at a regular meeting of our board of directors, Jay S. Fishman, Jay S. Benet, William H. Heyman and Samuel G. Liss resigned as Class B Directors of the Company. Their resignations were in accordance with a stock repurchase agreement dated March 29, 2005, between STA and us, and occurred following the completion and settlement of the stock repurchase forward transaction described above and the completion of a secondary offering on August 4, 2005 of the 3,471,010 remaining shares of our Class A common stock STA then held.

                                  THE OFFERING

Issuer........................   Nuveen Investments, Inc.

Securities Offered............   An aggregate principal amount of $550,000,000
                                 in Senior Notes consisting of $250,000,000 aggregate principal amount of 5.00% Senior
                                 Notes due 2010 and $300,000,000 aggregate principal amount of 5.50% Senior Notes due
                                 2015, which notes are being issued under an indenture and a supplemental indenture thereto, each to be dated as of September 12, 2005
                                 (Indenture), between Nuveen Investments, Inc.
                                 and The Bank of New York Trust Company, N.A., as trustee.

Interest Rate.................   5.00% per year in the case of Senior Notes due
                                 2010. 5.50% per year in the case of Senior
                                 Notes due 2015.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning March 15, 2006.

Maturity......................   The 5.00% Senior Notes due 2010 will mature on
                                 September 15, 2010. The 5.50% Senior Notes due
                                 2015 will mature on
                                 September 15, 2015.

Optional Redemption...........   We may redeem some or all of either series of
                                 the notes at any time prior to maturity at a redemption price described under the caption
                                 "Description of the Notes -- Optional
                                 Redemption."

Ranking.......................   The notes will be our senior unsecured
                                 obligations and will rank equally with all of our senior unsecured indebtedness. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of June 30, 2005, we had outstanding approximately $762 million of total debt. See "Capitalization."

Covenants.....................   We have agreed to certain limitations upon our
                                 ability to undertake mergers, consolidations, and sales of assets. See "Description of Notes -- Certain Covenants."

Trustee.......................   The Bank of New York Trust Company, N.A.

Additional Notes..............   We may, without notice to or the consent of the
                                 then existing holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus supplement except for the issue price, issue date and, in some cases, the first interest payment date. Any additional notes having such similar terms will, together with the notes being offered by this prospectus supplement, constitute a single series of notes under the indenture.

Use of Proceeds...............   The net proceeds of this offering will be
                                 approximately $544.1 million. The aggregate net proceeds from the offering of the senior notes will be used to repay outstanding indebtedness under our bridge credit facility. See "Use of Proceeds."

Events of Default.............   The notes contain customary events of default.
                                 See "Description of Notes -- Events of
                                 Default."

Form..........................   The notes will be book-entry only and
                                 registered in the name of a nominee of The
                                 Depository Trust Company (DTC).

Risk Factors..................   Investing in the notes involves substantial
                                 risks. See "Risk Factors" beginning on page
                                 S-10 for a description of certain risks that you should consider before investing in the notes.

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary financial data on a historical basis as of and for the six months ended June 30, 2005 and 2004 and the five years ended December 31, 2004. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) incorporated by reference herein and management's discussion and analysis of financial condition and results of operations included in this prospectus supplement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". This summary financial data for the five years ended December 31, 2004 has been derived from our audited consolidated financial statements. This summary financial data as of and for the six months ended June 30, 2005 and 2004 is derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods.

     The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated to give effect to this accounting change.

                                                                                         AS OF OR FOR THE
                                                                                         SIX MONTHS ENDED
                                                    DECEMBER 31,                        -------------------
                               ------------------------------------------------------   JUNE 30,   JUNE 30,
                                 2000       2001       2002       2003        2004        2005       2004
                               --------   --------   --------   --------   ----------   --------   --------
                                                (IN THOUSANDS, UNLESS OTHERWISE INDICATED)
INCOME STATEMENT DATA
Operating Revenues:
  Investment advisory fees
    from assets under
    management...............  $311,075   $330,588   $355,476   $404,847   $  475,814   $266,572   $227,700
  Product distribution.......    38,160     19,513     12,083      9,206        8,959      5,243      4,260
  Performance fees/other
    revenue..................     9,158     21,002     28,888     37,975       20,864      1,944      8,147
                               --------   --------   --------   --------   ----------   --------   --------
    Total operating
       revenues..............   358,393    371,103    396,447    452,028      505,637    273,759    240,107
Operating Expenses:
  Compensation and
    benefits.................    98,074    102,727    115,522    144,190      165,321     87,071     75,884
  Advertising and promotional
    costs....................    34,992     17,751     12,608     11,627       12,158      5,739      6,141
  All other operating
    expenses.................    64,227     71,484     68,417     69,885       75,283     44,060     37,649
                               --------   --------   --------   --------   ----------   --------   --------
    Total operating
       expenses..............   197,293    191,962    196,547    225,702      252,762    136,870    119,674
Operating Income.............   161,100    179,141    199,900    226,326      252,875    136,889    120,433
Non-Operating
  Income/(Expense)...........     9,248        820     (4,992)    (5,171)        (368)      (722)       241
                               --------   --------   --------   --------   ----------   --------   --------
Income Before Taxes..........   170,348    179,961    194,908    221,155      252,507    136,167    120,674
Income Taxes.................    68,184     71,365     76,114     86,150       96,099     52,016     46,818
                               --------   --------   --------   --------   ----------   --------   --------
Net Income...................  $102,164   $108,596   $118,794   $135,005   $  156,408   $ 84,151   $ 73,856
                               --------   --------   --------   --------   ----------   --------   --------
Earnings per Common Share(1):
  Basic......................  $   1.06   $   1.15   $   1.26   $   1.46   $     1.69   $   0.98   $   0.80
  Diluted....................      1.00       1.07       1.21       1.41         1.63       0.93       0.77
  Return on average equity...      23.9       24.8       29.1       30.8         29.4       28.6       15.4
  Total dividends per
    share....................  $   0.41   $   0.47   $   0.50   $   0.56   $     0.69   $   0.36   $   0.33

                                                                                         AS OF OR FOR THE
                                                                                         SIX MONTHS ENDED
                                                    DECEMBER 31,                        -------------------
                               ------------------------------------------------------   JUNE 30,   JUNE 30,
                                 2000       2001       2002       2003        2004        2005       2004
                               --------   --------   --------   --------   ----------   --------   --------
                                                (IN THOUSANDS, UNLESS OTHERWISE INDICATED)
BALANCE SHEET DATA
  Total assets...............  $583,394   $705,287   $841,042   $954,393   $1,071,593   $994,550   $975,914
  Total short-term
    obligations..............    88,866    119,461    380,131     96,508       94,783    835,030     72,370
  Total long-term
    obligations..............    37,732    165,261     61,385    374,677      388,730     87,221    382,503
  Minority interest..........        --         --      2,800      4,228        2,602      3,240      1,744
  Redeemable preferred
    stock....................    45,000      5,625         --         --           --         --         --
  Common stockholders'
    equity...................  $411,796   $414,940   $396,726   $478,980   $  585,478   $ 69,059   $519,297
NUVEEN MANAGED ASSETS (IN
  MILLIONS)
  Net assets under management
    Mutual funds.............  $ 11,485   $ 11,814   $ 11,849   $ 12,285   $   12,680   $ 13,505   $ 11,873
  Exchange-traded funds......    28,355     32,000     39,944     47,094       50,216     52,534     47,262
  Money market funds.........       472         --         --         --           --         --         --
  Managed accounts...........    21,699     24,671     27,926     35,977       52,557     57,979     42,722
                               --------   --------   --------   --------   ----------   --------   --------
    Total....................  $ 62,011   $ 68,485   $ 79,719   $ 95,356   $  115,453   $124,018   $101,857
GROSS INVESTMENT PRODUCT
  SALES (IN MILLIONS)
  Mutual funds...............  $  1,022   $  1,246   $  1,512   $  1,536   $    1,625   $  1,399   $    673
  Defined portfolios.........     4,047      1,481        194         --           --         --         --
  Exchange-traded funds......        46      3,937      6,848      6,283        2,888      1,974      1,535
  Managed accounts...........     5,694      7,570      7,040     10,279       21,436     10,765      9,872
                               --------   --------   --------   --------   ----------   --------   --------
    Total....................  $ 10,809   $ 14,234   $ 15,594   $ 18,098   $   25,949   $ 14,138   $ 12,080
                               ========   ========   ========   ========   ==========   ========   ========

---------------

(1) Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and restated for the 2-for-l common stock dividend paid to shareholders of record on June 3, 2002.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into the prospectus, including the matters listed under "Cautionary Statement Concerning Forward-Looking Information", prospective investors should consider carefully the following factors relating to us and the senior notes offered hereby before making an investment in the senior notes.

RISKS RELATING TO OUR BUSINESS

  WE FACE SUBSTANTIAL COMPETITION IN THE INVESTMENT MANAGEMENT BUSINESS.

     All aspects of our business are subject to substantial competition. This includes competition for continued access to brokerage firms' retail distribution systems and "wrap fee" managed account programs. The loss of such access could result in a loss of assets under management, which could adversely affect our revenues. In addition, in part as a result of the substantial competition in the asset management industry, there has been a trend toward lower fees in some segments of the asset management business. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. There can be no assurance that we will be able to maintain our current fee structure or take advantage of scheduled fee increases, or that we will be able to develop new products that the market or our registered representatives find attractive. Fee reductions on existing or future business could have an adverse impact on our revenue and profitability.

  OUR BUSINESS RELIES ON THIRD-PARTY DISTRIBUTION PROGRAMS.

     Our ability to distribute our products is highly dependent on access to the client base of financial advisors that also offer competing investment products. Registered representatives who recommend our products may reduce or eliminate their involvement in marketing our products at any time, or may elect to emphasize the investment products of competing sponsors, or the proprietary products of their own firms. In addition, registered representatives may receive compensation incentives to sell their firm's investment products or may choose to recommend to their customers investment products sponsored by firms other than us. In addition, a registered representative's ability to distribute our mutual funds is subject to the continuation of a selling agreement between the firm with which the representative is affiliated and us. We cannot be sure that we will continue to gain access to these channels. The inability to have this access could have a material adverse effect on our business.

  DECLINES IN SECURITIES MARKETS OR POOR INVESTMENT PERFORMANCE MAY ADVERSELY AFFECT OUR ASSETS UNDER MANAGEMENT AND OUR FUTURE OFFERINGS.

     Securities markets are inherently volatile and may be impacted by factors beyond our control, including such factors as global, national and local political and economic conditions, inflation, investor preferences and legal and regulatory changes. Declines in securities markets may reduce our assets under management and sales of our products, and, as a result, adversely affect our revenues. In addition, our investment performance is one of the primary factors associated with the success of our business. Poor investment performance by our managers could adversely affect our revenue and growth as a result of a reduction in assets under management and redemptions by existing clients, which would result in lower investment management fees, reduction in performance fees earned by our businesses, as well as a diminished ability to sell our products and attract new funds in future offerings.

  A DECLINE IN THE MARKET FOR CLOSED-END MUTUAL FUNDS COULD REDUCE OUR ABILITY TO RAISE FUTURE ASSETS TO MANAGE.

     Market conditions may preclude us from increasing the assets we manage in closed-end mutual funds. A significant portion of our recent growth in the assets we manage has resulted from public offerings of the shares of closed-end mutual funds. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow the assets we manage and increase our revenue. In addition, due to capacity constraints and other issues, we may determine from time to time to limit the size of new products being offered or to close existing product offerings to new investors. Such limitations may have the effect of reducing our growth potential.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT OUR INVESTMENT PERFORMANCE.

     A substantial portion of our assets under management are invested in fixed-income securities. Increases in interest rates from their present levels may adversely affect the net asset values of these assets. In addition, increases in interest rates may have a magnified adverse effect on our leveraged closed-end exchange-traded funds described under "Business -- Asset
Management -- Sponsored Products". Moreover, fluctuations in interest rates may have a significant impact on securities markets, which may adversely affect our investment performance.

  OUR BUSINESS IS DEPENDENT UPON OUR RETAINING OUR KEY PERSONNEL.

     Our executive officers, investment professionals and senior marketing personnel are highly important elements of the success of our business. The market for qualified personnel to fill these roles is extremely competitive. As we pursue our business strategy described under "Prospectus Supplement
Summary -- Our Strategies", we anticipate that we will need to recruit qualified investment professionals and marketing personnel. However, we may not be successful in our efforts to recruit and retain the required personnel. The loss of key personnel or the inability to recruit and retain portfolio managers or marketing personnel could have a material adverse effect on our business.

  OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION, AND COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT US.

     Our investment advisory business is subject to client guidelines and contractual and other requirements. A failure to adhere to these guidelines or satisfy these requirements could result in client withdrawals and could result in losses which could be recovered by the client from us in certain circumstances. Our businesses are also subject to extensive regulation, including by the SEC and the National Association of Securities Dealers, Inc., or NASD. Our failure to comply with applicable laws, regulations or rules of self-regulatory organizations could cause regulatory authorities to institute proceedings against us or our subsidiaries and could result in the imposition of sanctions ranging from censure and fines to termination of an investment adviser or broker dealer's registration and otherwise prohibiting an investment adviser from acting as an investment adviser. Changes in laws, regulations, rules of self-regulatory organizations or in governmental policies, and unforeseen developments in litigation targeting the securities industry generally or us, could have a material adverse effect on us.

     In response to recent issues in the mutual fund industry, including late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the various governmental and regulatory entities that supervise our operations. Additionally, the SEC, the NASD, state attorneys general and other regulators, as well as Congress, are investigating certain practices within our industry, and may take further actions that would impose additional regulatory obligations on our industry. Among these possible actions is potential governmental regulation of the amount and level of fees charged by investment advisers, which could result in further downward pressure on investment advisory fees. These regulatory proposals, if enacted or adopted, could have a substantial impact on the operation of our businesses and could adversely affect our assets under management, revenues and profitability. In particular, new rules and regulations applicable to our businesses place greater regulatory compliance and administrative burdens on us. We may require additional staff and other resources to satisfy these obligations, which would increase our operating expenses.

     As previously disclosed in Nuveen's Report on Form 10-K for 2004, the Company's subsidiary Symphony Asset Management was advised in January 2005 that the SEC staff was reviewing performance fees paid by an unaffiliated family of mutual funds to the sub-advisers of such funds. Symphony had served as a sub-advisor to one of the funds in this unaffiliated fund family (the "Fund") from 1995 to May 2001, prior to the Company's acquisition of Symphony in July 2001. Although the SEC staff acknowledged that it was not investigating Symphony and was not claiming that Symphony had done anything wrong, it believed that Symphony may have been overpaid by the Fund, based on incorrect fee calculations made by the unaffiliated advisor to the Fund.

     In response, Symphony retained outside counsel to represent it in this matter and reviewed the facts surrounding the fee calculations as well as the terms of the agreements among Symphony, the Fund and the adviser to the Fund. At the time the sub-advisory agreement was entered into, Symphony received representations from the Fund and the adviser to the Fund that the performance fee arrangements complied with legal requirements.

     At the end of March 2005, after discussions with legal representatives of Symphony and the other sub-advisors to the fund family, the SEC staff told us that it plans to defer to the Board of Directors of the Fund to review the situation and reach a reasonable settlement with the various sub-advisors, including Symphony. Based on this information, we do not expect that the completion of this review process with the Board of Directors of the Fund will result in any material liability for the Company.

  OUR REVENUES WILL DECREASE IF OUR INVESTMENT ADVISORY CONTRACTS ARE
  TERMINATED.

     A substantial portion of our revenues are derived from investment advisory agreements. Our investment advisory agreements with registered fund clients are approved initially by the sole fund shareholder and their continuance must be approved annually by the trustees of the respective funds, including a majority of the trustees who are not "interested persons" of our relevant advisory subsidiary or the fund, as defined in the Investment Company Act of 1940, as amended, to which we refer as the "Investment Company Act". Amendments to these agreements typically must be approved by funds' boards of trustees and, if material, by the shareholders. Each agreement may be terminated without penalty by either party upon 60 days written notice. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). Our investment advisory agreements with advisory clients other than registered fund clients generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act of 1940, as amended, to which we refer as the "Investment Advisers Act", those investment advisory agreements may not be assigned without the client's consent. The term "assignment" is broadly defined under the Investment Company Act and the Investment Advisers Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser's stock by a security holder. The termination of all or a portion of the investment advisory agreements, for any reason, could have a material adverse effect on our business and results of operations.

  FAILURE TO COMPLY WITH CLIENT CONTRACTUAL REQUIREMENTS AND/OR GUIDELINES COULD RESULT IN DAMAGE AWARDS AGAINST US AND LOSS OF REVENUES DUE TO CLIENT TERMINATIONS, BOTH OF WHICH COULD CAUSE OUR EARNINGS OR STOCK PRICE TO DECLINE.

     When clients retain us to manage assets or provide products or services on their behalf, they specify guidelines or contractual requirements that we are required to observe in the provision of our services. A failure to comply with these guidelines or contractual requirements could result in damage to our reputation or to the client seeking to recover losses from us, reducing its assets under investment or risk management, or terminating its contract with us, any of which could cause our earnings or stock price to decline.

  WE MAY CONTINUE TO ACQUIRE OTHER COMPANIES, AND THE EXPECTED BENEFITS OF SUCH ACQUISITIONS MAY NOT MATERIALIZE.

     Acquisitions of complementary businesses and development of strategic alliances have been and may continue to be an active part of our overall business strategy. For example, on August 1, 2005, we announced an agreement to acquire Santa Barbara Asset Management, an investment manager with $2.8 billion of assets under management located in Santa Barbara, California that manages growth stock portfolios. We expect the transaction to close by approximately October 1, 2005, but no assurance can be given that it will close on the terms contemplated or at all. Services, key personnel or businesses of acquired companies may not be effectively assimilated into our business or service offerings and our alliances may not be successful. Moreover, we may be unable to retain the clients of the companies we acquire, or achieve expected cost reductions or economies of scale.

RISKS RELATING TO RECENT TRANSACTIONS BY AND WITH ST. PAUL TRAVELERS COMPANIES, INC.

  CERTAIN RELATED TRANSACTIONS WITH STA HAVE RESULTED IN OUR TRANSITION FROM A COMPANY CONTROLLED BY STA TO A FULLY INDEPENDENT COMPANY, WHICH MAY RESULT IN ADDITIONAL COSTS.

     As a result of the completion and stock settlement of the related transactions described under "Prospectus Supplement Summary -- Recent Developments", we have ceased to be controlled by STA. As a result of ceasing to be a controlled company under the New York Stock Exchange rules, we will need to comply with additional aspects of the corporate governance listing standards of the New York Stock Exchange within a year of the time when STA ceased to control us, which may result in our incurring additional costs.

  WE INCURRED INDEBTEDNESS IN CONNECTION WITH CERTAIN RELATED TRANSACTIONS, WHICH WILL INCREASE THE COSTS OF OUR BORROWING AND MAY MAKE IT MORE DIFFICULT TO RAISE ADDITIONAL CAPITAL IN THE FUTURE.

     As a result of indebtedness incurred in connection with the stock repurchase transaction and the stock repurchase forward transaction described under "Prospectus Supplement Summary -- Recent Developments", as well as in connection with the repayment of our then-outstanding $300 million of senior notes due September 19, 2008, we currently have $710 million in outstanding debt under our bridge credit facility. This has resulted in a significant increase in leverage compared to our capital structure prior to such incurrence, which will increase our borrowing costs and could adversely affect our ability to raise additional capital in the future.

RISKS RELATING TO THE SENIOR NOTES

  OUR DEBT IS EFFECTIVELY SUBORDINATED TO THE DEBT AND OTHER LIABILITIES OF OUR SUBSIDIARIES.

     The senior notes are obligations exclusively of Nuveen Investments, Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of June 30, 2005, the aggregate accrued liabilities and other obligations of our subsidiaries were $115.2 million. The Indenture governing the senior notes does not restrict our or our subsidiaries' ability to incur additional indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

  WE ARE DEPENDENT UPON OUR SUBSIDIARIES TO SERVICE OUR DEBT.

     Our cash flow and our ability to service our debt, including the senior notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the senior notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations. In addition, our broker/dealer subsidiary is subject to certain rules imposed by the National Association of Securities Dealers, or NASD, which could have the effect of prohibiting that subsidiary from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. Our broker/dealer subsidiary accounted for 2% of our revenues for the six months ended June 30, 2005.

  THERE IS NO LIMIT ON OUR ABILITY TO CREATE ADDITIONAL NOTES.

     Under the terms of the Indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

  THERE IS NO PUBLIC MARKET FOR THE NOTES.

     We can give no assurances concerning the liquidity of any market that may develop for the senior notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This prospectus supplement, the accompanying prospectus and the SEC filings that are incorporated by reference into the accompanying prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," estimates," "intends," "may," "plans," "projects," "seeks," "will," "would" or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus supplement.

     Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

     - the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems and "wrap fee" managed account programs where the loss of such access would cause a resulting loss of assets;

     - our inability to access third-party distribution channels to market our produces;

     - the adverse effects of declines in securities markets on our assets under management and future offerings;

     - a decline in the market for closed-end mutual funds;

     - the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

     - the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values;

     - our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

     - the competitive pressures on the management fees we charge;

     - our failure to comply with various government regulations such as the Investment Advisers Act, the Investment Company Act and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and the Securities Exchange Act of 1934 and other federal and state securities laws and the rules of the National Association of Securities Dealers that impose, or may in the future impose, numerous obligations on our broker-dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer's registration and otherwise prohibiting an adviser from serving as an adviser;

     - our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

     - the loss of key employees that could lead to loss of assets;

     - burdensome regulatory developments, including developments brought in response to perceived industry-wide regulatory violations and possible government regulation of the amount and level of fees charged by investment advisers;

     - the failure to realize the benefits of any future acquisitions;

     - the impact of the recent accounting pronouncements;

     - the effect of increased leverage on us as a result of our incurring indebtedness in connection with the recent stock repurchase transaction and the stock repurchase forward transaction;

     - any risk that this offering will not be completed as anticipated; and

     - unforeseen developments in litigation or regulatory matters involving the securities industry or us.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement may not occur.

                                USE OF PROCEEDS

     The net proceeds from the sale of the senior notes offered by this prospectus supplement (after deducting underwriting commissions and our other expenses of the offering) will be approximately $544.1 million. We intend to use the net proceeds of the offering to repay outstanding indebtedness under our $750 million bridge credit facility, the current maturity date of which is March 31, 2006. Borrowings under the bridge credit facility bear an interest rate, at our option, of either LIBOR or the Federal Funds rate plus a spread equal to 0.335% to 0.470% based on our leverage, with such applicable spread increasing by 0.25% on September 30, 2005 and by an additional 0.25% on December 31, 2005. This bridge credit facility requires us to pay a facility fee quarterly in arrears in an annual amount ranging from 0.09% to 0.13%, depending on our leverage ratio, and, when applicable, a utilization fee. In April 2005, we used approximately $300 million of the amount available under the bridge credit facility to prepay private placement debt and used approximately $62 million to repurchase common shares from STA. We used an additional $348 million of the amount available under the bridge credit facility on July 28, 2005 to complete the repurchase of our capital stock from STA under the forward purchase contract. See "Prospectus Supplement Summary -- Recent Developments." Borrowings under the bridge credit facility may be used only for these purposes.

                                 CAPITALIZATION

     The following table sets forth our condensed consolidated capitalization as of June 30, 2005, on an actual basis and as adjusted to give effect to the this offering, the use of proceeds of this offering as set forth under "Use of Proceeds" above and the settlement on July 28, 2005 of our $400 million obligation under the forward sales contracts described under "Prospectus Supplement Summary -- Recent Developments." The capitalization table should be read in conjunction with our consolidated financial statements (including the related notes thereto) which are incorporated by reference herein and management's discussion and analysis of financial condition and results of operations included in this prospectus supplement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                 AS OF JUNE 30, 2005
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
CASH AND CASH EQUIVALENTS(1):...............................  $   106,613   $    48,713
TOTAL DEBT:
Revolving Credit Facility...................................            0             0
Bridge Credit Facility......................................      362,000       160,000
Due on Forward Contracts(1).................................      400,000             0
Senior Notes offered hereby.................................            0       550,000
                                                              -----------   -----------
Total Debt(2):..............................................  $   762,000   $   710,000
TOTAL MINORITY INTEREST:....................................        3,240         3,240
STOCKHOLDERS' EQUITY:
Common Stock................................................        1,209         1,209
Additional paid-in capital..................................      225,364       225,364
Retained earnings...........................................      924,251       924,251
Unamortized cost of restricted stock awards.................      (20,515)      (20,515)
Accumulated other comprehensive income......................          822           822
Treasury stock, at cost.....................................   (1,062,072)   (1,062,072)
                                                              -----------   -----------
Total common stockholders' equity...........................       69,059        69,059
TOTAL CAPITALIZATION:.......................................  $   831,059   $   779,059
                                                              ===========   ===========

---------------

(1) We settled our $400 million obligation under the forward sales contracts described under "Prospectus Supplement Summary -- Recent Developments" with $52 million of cash and the remainder with borrowings of $348 million under the bridge credit facility.

(2) The As Adjusted amount does not reflect any additional indebtedness that may be incurred to finance all or part of our recently announced proposed acquisition of Santa Barbara Asset Management. See "Prospectus Supplement Summary -- Recent Developments."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated:

                                             YEAR ENDED DECEMBER 31,                 FOR THE
                                    ------------------------------------------   SIX MONTHS ENDED
                                     2000     2001     2002     2003     2004     JUNE 30, 2005
                                    ------   ------   ------   ------   ------   ----------------
Ratio of earnings to fixed
  charges(1)......................   30.66x   28.47x   25.05x   21.20x   16.72x       12.39x
Ratio of earnings to combined
  fixed charges and preferred
  stock dividend
  requirements(1).................   22.03x   24.07x   24.62x   21.20x   16.72x       12.39x

---------------

(1) For this purpose, "earnings" means net income before (a) taxes, (b) adjustment for minority interest of $1,077,000 in 2003 and $1,875,000 in 2004, (c) interest expense and amortization of debt issuance costs on all indebtedness, and (d) interest portion of rental expense. For this purpose, "fixed charges" means interest expense and amortization of debt issuance costs on all indebtedness, and interest portion of rental expense.

     Effective April 1, 2004, we began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended. We have chosen the retroactive restatement method described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied from its original effective date.

     On a pro-forma basis, after giving effect to this offering, our ratio of earnings to fixed charges for the six month period ended June 30, 2005 would have been 10.42x.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data on a historical basis as of and for the six months ended June 30, 2005 and 2004 and the five years ended December 31, 2004. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) incorporated by reference herein and management's discussion and analysis of financial condition and results of operations included in this prospectus supplement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". This selected consolidated financial data for the five years ended December 31, 2004 has been derived from our audited consolidated financial statements. This selected financial data as of and for the six months ended June 30, 2005 and 2004 is derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such periods.

     The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated to give effect to this accounting change.

                                                                                          AS OF AND FOR THE
                                                                                          SIX MONTHS ENDED
                                                     DECEMBER 31,                        -------------------
                                ------------------------------------------------------   JUNE 30,   JUNE 30,
                                  2000       2001       2002       2003        2004        2005       2004
                                --------   --------   --------   --------   ----------   --------   --------
                                                 (IN THOUSANDS, UNLESS OTHERWISE INDICATED)
INCOME STATEMENT DATA
Operating Revenues:
  Investment advisory fees
    from assets under
    management................  $311,075   $330,588   $355,476   $404,847   $  475,814   $266,572   $227,700
  Product distribution........    38,160     19,513     12,083      9,206        8,959      5,243      4,260
  Performance fees/other
    revenue...................     9,158     21,002     28,888     37,975       20,864      1,944      8,147
                                --------   --------   --------   --------   ----------   --------   --------
    Total operating
       revenues...............   358,393    371,103    396,447    452,028      505,637    273,759    240,107
Operating Expenses:
  Compensation and benefits...    98,074    102,727    115,522    144,190      165,321     87,071     75,884
  Advertising and promotional
    costs.....................    34,992     17,751     12,608     11,627       12,158      5,739      6,141
  All other operating
    expenses..................    64,227     71,484     68,417     69,885       75,283     44,060     37,649
                                --------   --------   --------   --------   ----------   --------   --------
    Total operating
       expenses...............   197,293    191,962    196,547    225,702      252,762    136,870    119,674
Operating Income..............   161,100    179,141    199,900    226,326      252,875    136,889    120,433
Non-Operating
  Income/(Expense)............     9,248        820     (4,992)    (5,171)        (368)      (722)       241
                                --------   --------   --------   --------   ----------   --------   --------
Income Before Taxes...........   170,348    179,961    194,908    221,155      252,507    136,167    120,674
Income Taxes..................    68,184     71,365     76,114     86,150       96,099     52,016     46,818
                                --------   --------   --------   --------   ----------   --------   --------
Net Income....................  $102,164   $108,596   $118,794   $135,005   $  156,408   $ 84,151   $ 73,856
                                --------   --------   --------   --------   ----------   --------   --------
Earnings per Common Share(1):
  Basic.......................  $   1.06   $   1.15   $   1.26   $   1.46   $     1.69   $   0.98   $   0.80
  Diluted.....................      1.00       1.07       1.21       1.41         1.63       0.93       0.77
  Return on average equity....      23.9       24.8       29.1       30.8         29.4       28.6       15.4
  Total dividends per share...  $   0.41   $   0.47   $   0.50   $   0.56   $     0.69   $   0.36   $   0.33

                                                                                          AS OF AND FOR THE
                                                                                          SIX MONTHS ENDED
                                                     DECEMBER 31,                        -------------------
                                ------------------------------------------------------   JUNE 30,   JUNE 30,
                                  2000       2001       2002       2003        2004        2005       2004
                                --------   --------   --------   --------   ----------   --------   --------
                                                 (IN THOUSANDS, UNLESS OTHERWISE INDICATED)
BALANCE SHEET DATA
  Total assets................  $583,394   $705,287   $841,042   $954,393   $1,071,593   $994,550   $975,914
  Total short-term
    obligations...............    88,866    119,461    380,131     96,508       94,783    835,030     72,370
  Total long-term
    obligations...............    37,732    165,261     61,385    374,677      388,730     87,221    382,503
  Minority interest...........        --         --      2,800      4,228        2,602      3,240      1,744
  Redeemable preferred
    stock.....................    45,000      5,625         --         --           --         --         --
  Common stockholders'
    equity....................  $411,796   $414,940   $396,726   $478,980   $  585,478   $ 69,059   $519,297
NUVEEN MANAGED ASSETS (IN
  MILLIONS)
  Net assets under management
    Mutual funds..............  $ 11,485   $ 11,814   $ 11,849   $ 12,285   $   12,680   $ 13,505   $ 11,873
  Exchange-traded funds.......    28,355     32,000     39,944     47,094       50,216     52,534     47,262
  Money market funds..........       472         --         --         --           --         --         --
  Managed accounts............    21,699     24,671     27,926     35,977       52,557     57,979     42,722
                                --------   --------   --------   --------   ----------   --------   --------
       Total..................  $ 62,011   $ 68,485   $ 79,719   $ 95,356   $  115,453   $124,018    101,857
GROSS INVESTMENT PRODUCT SALES
  (IN MILLIONS)
  Mutual funds................  $  1,022   $  1,246   $  1,512   $  1,536   $    1,625   $  1,399   $    673
  Defined portfolios..........     4,047      1,481        194         --           --         --         --
  Exchange-traded funds.......        46      3,937      6,848      6,283        2,888      1,974      1,535
  Managed accounts............     5,694      7,570      7,040      7,040       21,436     10,765      9,872
                                --------   --------   --------   --------   ----------   --------   --------
       Total..................  $ 10,809   $ 14,234   $ 15,594   $ 18,098   $   25,949   $ 14,138   $ 12,080
                                --------   --------   --------   --------   ----------   --------   --------

---------------

(1) Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and restated for the 2-for-l common stock dividend paid to shareholders of record on June 3, 2002.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

DESCRIPTION OF THE BUSINESS

     Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and the institutional market segments. We distribute our investment products and services, which include individually managed accounts, closed-end exchange-traded funds, and mutual funds, to the affluent and high-net-worth market segments through unaffiliated intermediary firms including broker/dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services, including privately offered partnerships, to several institutional market segments and channels.

     We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products we sponsored into shares of mutual funds. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.

     In addition to investment advisory fees, we have two other sources of revenue: (1) performance fees and (2) distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and hedge funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Correspondingly, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our exchange-traded funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund.

     Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.

RECENT EVENTS

     In April 2005, STA agreed to sell 39.8 million shares of Nuveen Investments' common stock in a secondary underwritten public offering at $34.00 per share.

     In addition, the Company agreed to repurchase $600 million of Nuveen Investments' common shares directly from STA at a price of $32.98 per share, or approximately 18.2 million shares. The repurchase of these shares was completed in two steps -- a $200 million (6.1 million shares) repurchase was completed on April 7, 2005, and a $400 million (12.1 million shares) forward purchase (plus interest) that settled on July 28, 2005. The entire $600 million repurchase has been recorded by Nuveen Investments as if it were completed in its entirety on April 7, 2005. As such, effective April 7, 2005, Nuveen Investments had approximately 75.9 million shares of common stock outstanding for the purpose of computing basic earnings per share.

     Concurrent with the secondary offering, STA sold to Merrill Lynch and Morgan Stanley on a forward basis approximately 12 million shares of Nuveen Investments, Inc. common stock which will underlie, and be deliverable by Merrill Lynch and Morgan Stanley upon maturity of new mandatorily exchangeable debt obligations of Merrill Lynch and Morgan Stanley that are linked to the Nuveen shares.

     Upon the closing of the secondary offering, the Company was no longer a majority-owned subsidiary of STA, and as of the date of this prospectus supplement, all of STA's remaining ownership interest has been sold.

SUMMARY OF OPERATING RESULTS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2005

     The table presented below highlights the results of our operations for the three-month and six-month periods ended June 30, 2005 and 2004:

                           FINANCIAL RESULTS SUMMARY
                          COMPANY OPERATING STATISTICS

                                   FOR THE SECOND QUARTER OF       FOR THE FIRST SIX MONTHS OF
                                 ------------------------------   ------------------------------
                                   2005       2004     % CHANGE     2005       2004     % CHANGE
                                 --------   --------   --------   --------   --------   --------
                                            ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Gross sales of investment
  products.....................  $  6,456   $  5,988       8%     $ 14,138   $ 12,080      17%
Net flows of investment
  products.....................     3,447      3,108      11         7,743      6,905      12
Assets under
  management(1)(2).............   124,018    101,857      22       124,018    101,857      22
Operating revenues.............     138.9      120.4      15         273.8      240.1      14
Operating expenses.............      71.0       61.7      15         136.9      119.7      14
Income before net interest and
  taxes(3).....................      70.7       61.1      16         141.6      125.7      13
Net interest expense...........       4.4        2.3      91           5.4        5.0       8
Income taxes...................      25.3       22.8      11          52.0       46.8      11
Net income.....................      41.0       36.0      14          84.2       73.9      14
Basic earnings per share.......      0.52       0.39      33          0.98       0.80      23
Diluted earnings per share.....      0.50       0.38      32          0.93       0.77      21
Dividends per share............      0.18       0.18      --          0.36       0.33       9

---------------

(1) At period end.

(2) Excludes defined portfolio assets under surveillance.

(3) In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this prospectus supplement, we have provided information regarding "income before net interest and taxes" (a non-GAAP financial measure). This measure should not be considered in isolation or as a substitute for net income, which is prepared in accordance with GAAP. Income before net interest and taxes may be inconsistent with similar measures presented by other companies. A reconciliation of this number to the most closely comparable GAAP measure is presented in the table above. Income before net interest and taxes is reported to help the reader in assessing the results from operations relative to prior periods given the increased debt on our balance sheet -- and the accompanying higher interest expense -- as a result of our $600 million share repurchase described above under "Recent Events".

RESULTS OF OPERATIONS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2005

     The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

     Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and closed-end exchange-traded fund shares) for the three-month and six-month periods ended June 30, 2005 and 2004 are shown below:

                         GROSS INVESTMENT PRODUCT SALES

                                                    THREE MONTHS
                                                        ENDED        SIX MONTHS ENDED
                                                      JUNE 30,           JUNE 30,
                                                   ---------------   -----------------
                                                    2005     2004     2005      2004
                                                   ------   ------   -------   -------
                                                              (IN MILLIONS)
Closed-End Exchange-Traded Funds.................  $  560   $  512   $ 1,974   $ 1,535
Mutual Funds.....................................     697      282     1,399       673
Retail Managed Accounts..........................   3,376    3,466     7,060     7,181
Institutional Managed Accounts...................   1,823    1,728     3,705     2,691
                                                   ------   ------   -------   -------
  Total..........................................  $6,456   $5,988   $14,138   $12,080
                                                   ======   ======   =======   =======

     Second quarter gross sales increased 8%, year over year, to nearly $6.5 billion. Retail and institutional managed account sales were $5.2 billion, consistent with the level of sales in the second quarter of the prior year. Sales of exchange-traded funds were also consistent with sales in the second quarter of the prior year. Mutual fund sales increased $0.4 billion for the second quarter driven by sales of our High Yield Municipal Bond Fund.

     Year-to-date sales increased $2.1 billion or 17%. Similar to the increase for the quarter, the year-to-date increase in mutual fund sales of 110% was driven mainly by sales of our High Yield Municipal Bond Fund. Institutional managed account sales increased $1.0 billion or 38% driven by increases across all styles with the exception of growth-style equity accounts which declined $0.1 billion. Closed-end exchange-traded fund sales were $2.0 billion year-to-date, up 29% versus the prior year. During the first half of the current year, we raised just over $1.2 billion in our Equity Premium Opportunity Fund, $0.3 billion in our Tax-Advantaged Floating-Rate Fund and $0.5 billion in our Equity Premium Advantage Fund.

     Net flows of investment products for the three-month and six-month periods ended June 30, 2005 and 2004 are shown below:

                                   NET FLOWS

                                                      THREE MONTHS
                                                          ENDED        SIX MONTHS ENDED
                                                        JUNE 30,           JUNE 30,
                                                     ---------------   -----------------
                                                      2005     2004     2005      2004
                                                     ------   ------   -------   -------
                                                                (IN MILLIONS)
Closed-End Exchange-Traded Funds...................  $  576   $  518   $2,000    $1,552
Mutual Funds.......................................     353     (207)     703      (162)
Retail Managed Accounts............................   1,248    1,749    2,443     3,962
Institutional Managed Accounts.....................   1,270    1,048    2,597     1,553
                                                     ------   ------   ------    ------
  Total............................................  $3,447   $3,108   $7,743    $6,905
                                                     ======   ======   ======    ======

     Net flows for the quarter totaled $3.4 billion, up $0.3 billion versus flows in the same quarter of the prior year. All product categories experienced net inflows for the period. Within the managed account product line, growth-style equity accounts experienced net outflows for the period which were more than offset by net inflows of municipal and value-style equity accounts.

     Year-to-date net flows totaled $7.7 billion. Similar to the second quarter, all product lines experienced net inflows for the period.

     The following table summarizes net assets under management:

                          NET ASSETS UNDER MANAGEMENT

                                                     JUNE 30,   DECEMBER 31,   JUNE 30,
                                                       2005         2004         2004
                                                     --------   ------------   --------
                                                               (IN MILLIONS)
Closed-End Exchange-Traded Funds...................  $ 52,534     $ 50,216     $ 47,262
Mutual Funds.......................................    13,505       12,680       11,873
Retail Managed Accounts............................    39,695       36,975       30,303
Institutional Managed Accounts.....................    18,284       15,582       12,419
                                                     --------     --------     --------
  Total............................................  $124,018     $115,453     $101,857
                                                     ========     ========     ========

     Assets under management of nearly $124 billion on June 30, 2005 were 22% higher than the nearly $102 billion reported a year earlier and 7% higher than at the end of the year. During both timeframes asset growth was realized across all product categories.

     The following table presents the component changes in our assets under management for the three-month and six-month periods ended June 30, 2005 and June 30, 2004:

                     CHANGE IN NET ASSETS UNDER MANAGEMENT

                                                  THREE MONTHS ENDED    SIX MONTHS ENDED
                                                       JUNE 30,             JUNE 30,
                                                  -------------------   ----------------
                                                    2005       2004      2005      2004
                                                  --------   --------   -------   ------
                                                              (IN MILLIONS)
Gross Sales.....................................  $ 6,456    $ 5,988    $14,138   $1,552
Reinvested Dividends............................       92         82        153     (162)
Redemption......................................   (3,101)    (2,962)    (6,548)   3,962
                                                  -------    -------    -------   ------
  Net Flows.....................................    3,447      3,108      7,743    1,553
Appreciation/(Depreciation).....................    2,066     (2,175)       822    6,905
                                                  -------    -------    -------   ------
  Increase in Assets............................  $ 5,513    $   933    $ 8,565   $6,501
                                                  =======    =======    =======   ======

     For the three-month period ended June 30, 2005, the $5.5 billion increase in assets under management was driven by $3.4 billion in net flows coupled with $1.1 billion in fixed-income and $0.9 billion of equity market appreciation. For the six-month period ended June 30, 2005 net flows of $7.7 billion were coupled with $0.3 billion in fixed-income and $0.5 billion in equity market appreciation resulting in a net increase in assets under management of $8.6 billion.

     Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

                            INVESTMENT ADVISORY FEES

                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                                  JUNE 30,              JUNE 30,
                                             -------------------   -------------------
                                               2005       2004       2005       2004
                                             --------   --------   --------   --------
                                                          (IN THOUSANDS)
Closed-End Exchange-Traded Products........  $ 62,137   $ 58,542   $123,288   $117,531
Mutual Funds...............................    17,133     15,461     33,565     31,608
Managed Accounts...........................    56,093     41,342    109,719     78,561
                                             --------   --------   --------   --------
  Total....................................  $135,363   $115,345   $266,572   $227,700
                                             ========   ========   ========   ========

     Advisory fees for the quarter increased 17% for both the quarter and year-to-date due to an increase in management fee revenues across all product lines driven by an increase in assets under management. The increase in assets under management for all lines was the result of both net inflows and market appreciation. Within the managed account product line, management fee revenues increased on both value-style equity and municipal accounts while declining on our growth-style equity accounts.

     Underwriting and distribution revenue for the three-month and six-month periods ended June 30, 2005 and 2004 is shown in the following table:

                     UNDERWRITING AND DISTRIBUTION REVENUE

                                                      THREE MONTHS     SIX MONTHS ENDED
                                                     ENDED JUNE 30,        JUNE 30,
                                                     ---------------   -----------------
                                                      2005     2004     2005      2004
                                                     ------   ------   -------   -------
                                                               (IN THOUSANDS)
Closed-End Exchange-Traded Products................  $  887   $  226   $2,328    $1,442
Muni/Fund Preferred(R).............................   1,315      923    2,466     1,743
Mutual Funds.......................................     238      706      449     1,097
Defined Portfolio..................................      --      (22)      --       (22)
                                                     ------   ------   ------    ------
  Total............................................  $2,440   $1,833   $5,243    $4,260
                                                     ======   ======   ======    ======

     Underwriting and distribution revenue increased for the quarter and year-to-date, driven by an increase in underwriting revenue on closed-end exchange-traded funds. Closed-end exchange-traded fund underwriting revenue for both the second quarter and year-to-date increased due to an increase in the number of offerings. Muni/Fund Preferred(R) revenue increased for both the quarter and year-to-date as a result of an increase in the number of preferred shares outstanding. Mutual fund distribution revenue declined as a result of an increase in commissions paid to distributors on high dollar value sales.

  PERFORMANCE FEES/OTHER REVENUE

     Performance fees/other revenue consists of performance fees earned on institutional assets managed by Symphony and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance. The $2.1 million decline in this area for the second quarter of 2005 is due mainly to a decline in Symphony performance fees of $1.7 million. Year-to-date, Symphony performance fees declined $5.4 million versus the prior year. Additionally, fees earned on defined portfolio assets under surveillance declined as a result of a decline in the overall level of defined portfolio assets due to the exit of this business in early 2002.

  OPERATING EXPENSES

     The following table summarizes operating expenses for the three-month and six-month periods ended June 30, 2005 and 2004:

                               OPERATING EXPENSES

                                               THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    JUNE 30,              JUNE 30,
                                               -------------------   -------------------
                                                 2005       2004       2005       2004
                                               --------   --------   --------   --------
                                                            (IN THOUSANDS)
Compensation and Benefits....................  $44,034    $39,233    $ 87,071   $ 75,884
Advertising and Promotion....................    3,070      3,121       5,739      6,141
Occupancy and Equipment......................    5,181      4,776      10,581      9,589
Amortization of Intangibles..................    1,273      1,273       2,546      2,572
Travel and Entertainment.....................    2,095      2,089       3,780      3,951
Outside/Professional Services................    6,477      5,800      12,306     11,245
Minority Interest Expenses...................    1,406        468       2,813        938
Other Operating Expenses.....................    7,489      4,949      12,034      9,354
                                               -------    -------    --------   --------
  Total......................................  $71,025    $61,709    $136,870   $119,674
                                               =======    =======    ========   ========
% of Operating Revenue.......................     51.1%      51.2%       50.0%      49.8%

  SUMMARY

     Operating expenses increased 15% for the quarter and 14% year-to-date due mainly to increases in compensation and benefits, outside services and other operating expenses. Although operating expenses increased overall, on both a quarter and a year-to-date basis, expenses as a percentage of operating revenue were consistent with a year ago.

  COMPENSATION AND BENEFITS

     Base compensation for the quarter and year-to-date was up 16% and 17%, respectively, due to salary increases and headcount increases. Profit sharing expense increased 10% for both the quarter and year-to-date due to an increase in net income.

  OCCUPANCY AND EQUIPMENT COSTS

     Occupancy and equipment costs increased $0.4 million and $1.0 million for the second quarter and year-to-date, respectively, due to an increase in leased space in California for NWQ.

  ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional expenditures for the quarter were consistent with the prior year while year-to-date expenditures decreased $0.4 million.

  OUTSIDE AND PROFESSIONAL SERVICES

     Outside and professional services increased $0.7 million for the quarter and $1.1 million year-to-date due mainly to an increase in electronic information expenses.

  MINORITY INTEREST EXPENSE

     Minority interest expense results from key employees having purchased a non-controlling member interest in NWQ at the time of the acquisition. Given the growth in NWQ's business, the value associated with the non-controlling member interest also has increased.

  ALL OTHER EXPENSES

     All other operating expenses, including amortization of intangible assets, travel and entertainment, fund organization costs and other expenses increased approximately $2.5 million for both the quarter and year-to-date. The increase in this area is due mainly to the payment of a structuring fee of $1.6 million in the second quarter of 2005 related to the initial public offering of our Equity Premium Advantage closed-end exchange-traded fund.

  OTHER INCOME/(EXPENSE)

     Other income/(expense) includes realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.

     The following is a summary of Other Income/(Expense) for the three-month and six-month periods ended June 30, 2005 and 2004:

                             OTHER INCOME/(EXPENSE)

                                                      THREE MONTHS     SIX MONTHS ENDED
                                                     ENDED JUNE 30,        JUNE 30,
                                                     ---------------   -----------------
                                                      2005     2004     2005      2004
                                                     ------   ------   -------   -------
                                                               (IN THOUSANDS)
Gains/(Losses) on Investments......................  $ (365)  $  (40)  $1,549    $3,253
Gains/(Losses) on Fixed Assets.....................    (481)      --     (417)       --
Miscellaneous Income/(Expenses)....................   3,609    2,420    3,553     1,972
                                                     ------   ------   ------    ------
  Total............................................  $2,826   $2,380   $4,685    $5,225
                                                     ======   ======   ======    ======

     Total other income/(expense) for the second quarter of 2005 was $2.8 million. As a result of the early repayment of the private placement debt, the Company accelerated the recognition of unamortized deferred gains and losses resulting from various interest rate hedging activity associated with the private placement debt. This accelerated recognition resulted in $3.6 million of miscellaneous income for the quarter. Partially offsetting this income were $0.4 million in losses that resulted from the sale of investment securities and another $0.4 million in losses associated with the write-off of certain leasehold improvements. Other income/(expense) in the second quarter compares favorably to the $2.4 million gain recorded in the second quarter of the prior year related to the release of a customer reserve that was no longer required.

     In addition to the $2.8 million in other income/(expense) recorded in the second quarter of 2005, year-to-date other income/(expense) also includes $1.9 million of gains recorded in the first quarter of the year on the sale of investment securities.

  NET INTEREST EXPENSE

     The following is a summary of Net Interest Expense for the three-month and six-month periods ended June 30, 2005 and 2004:

                              NET INTEREST EXPENSE

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                     JUNE 30,              JUNE 30,
                                                -------------------   ------------------
                                                  2005       2004       2005      2004
                                                --------   --------   --------   -------
                                                             (IN THOUSANDS)
Dividend and Interest Revenue.................  $ 2,356    $   460    $  4,621   $ 1,093
Interest Expense..............................   (6,774)    (2,798)    (10,028)   (6,077)
                                                -------    -------    --------   -------
  Total.......................................  $(4,418)   $(2,338)   $ (5,407)  $(4,984)
                                                =======    =======    ========   =======

     Total net interest expense increased $2.1 million in the second quarter of 2005 due to increased interest expense associated with the repurchase of shares from STA. Partially offsetting this increase was an increase in interest revenue due to dividends received during the second quarter of 2005 and interest earned on consolidated fund investments.

     For the six-month period ended June 30, 2005 net interest expense rose only $0.4 million as the second quarter increase of $2.1 million was coupled with the decline in net interest expense in the first quarter of $1.7 million. The first quarter decline was the result of an increase in interest earned on available cash and interest earned on consolidated fund investments.

SUMMARY OF OPERATING RESULTS FOR THE THREE YEARS ENDED DECEMBER 31, 2004

     The table below presents the highlights of our operations for the last three fiscal years:

                           FINANCIAL RESULTS SUMMARY
                          COMPANY OPERATING STATISTICS

FOR THE YEAR ENDED DECEMBER 31,                            2004        2003       2002
-------------------------------                          ---------   --------   --------
                                                         (IN MILLIONS, EXCEPT PER SHARE
                                                                    AMOUNTS)
Gross sales of investment products.....................  $ 25,949    $18,098    $15,594
Net flows..............................................    15,021      9,438      7,302
Assets under management(1)(2)..........................   115,453     95,356     79,719
Operating revenues.....................................     505.6      452.0      396.4
Operating expenses.....................................     252.8      225.7      196.5
Pretax income..........................................     252.5      221.2      194.9
Net income.............................................     156.4      135.0      118.8
Basic earnings per share...............................      1.69       1.46       1.26
Diluted earnings per share.............................      1.63       1.41       1.21
Dividends per share....................................      0.69       0.56       0.50

---------------

(1) At year end.

(2) Exclude defined portfolio assets under surveillance.

     Gross sales for the year of $26 billion were the highest level of sales in our history, up $8 billion or 43% over sales in the prior year. For the year, 70% of our sales were in equity-based products, 21% in municipal products and 9% in taxable, income-oriented products.

     Along with record sales, were record net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) for the year of $15 billion. All product lines (managed accounts, exchange-traded funds and mutual funds) experienced positive net flows.

     We ended the year with more than $115 billion in assets under management, up $20 billion, or 21% for the year. At December 31, 2004, our assets under management were evenly split, with 50% of our assets in municipal products and 50% in equity and income products.

     Operating revenues grew 12% for the year to $506 million. Fueled by higher asset levels, advisory fees grew 18% for the year. This growth was partially offset by a reduction in performance fees.

     Operating expenses for the year increased $27 million or 12%. Higher compensation expense accounted for the majority of the increase as we continued to invest in our investment and distribution capabilities as well as legal, compliance and administrative resources.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2004

     The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

     Gross sales (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and exchange-traded fund shares) of investment products for the years ending December 31, 2004, 2003, and 2002 are shown below:

                         GROSS INVESTMENT PRODUCT SALES

FOR THE YEAR ENDED DECEMBER 31,                            2004      2003      2002
-------------------------------                           -------   -------   -------
                                                                 (IN MILLIONS)
Managed Assets:
Exchange-Traded Funds...................................  $ 2,888   $ 6,283   $ 6,848
Mutual Funds............................................    1,625     1,536     1,512
Retail Managed Accounts.................................   15,497     7,943     5,693
Institutional Managed Accounts..........................    5,939     2,336     1,347
Total Managed Assets....................................   25,949    18,098    15,400
Defined Portfolios......................................       --        --       194
                                                          -------   -------   -------
Total...................................................  $25,949   $18,098   $15,594
                                                          =======   =======   =======

     Gross sales increased 43% during 2004 to a record high $25.9 billion. Growth in managed account sales was the main driver as sales of retail and institutional accounts more than doubled versus the prior year. Considerable strength in value account sales was the main driver as both retail and institutional value equity account sales more than tripled for the year. Despite rising short-term interest rates, municipal account sales continued to grow, ending the year up 4% over the previous year. Partially offsetting the increase in value equity and municipal account sales was a decline in sales of growth equity accounts. Also showing growth for the year were mutual fund sales which increased 6% over the prior year driven by an increase in sales of equity and income funds. Sales of exchange-traded products declined versus the prior year due to fewer new fund issuances in 2004.

     Gross sales increased 16% during 2003, to $18.1 billion. The main drivers of the increase were retail and institutional managed account sales due to growing momentum in our value-based equity strategies and continued strong growth in municipal managed accounts. Although sales of exchange-traded funds declined slightly, we raised $6.3 billion in new exchange-traded fund assets in 2003, with 90% of those assets coming from taxable income and blended income and equity investment strategies.

     Net flows of investment products for the years ending December 31, 2004, 2003, and 2002 are shown below:

                                   NET FLOWS

FOR THE YEAR ENDED DECEMBER 31,                              2004      2003     2002
-------------------------------                             -------   ------   ------
                                                                  (IN MILLIONS)
Managed Assets:
Exchange-Traded Funds.....................................  $ 2,911   $6,305   $6,868
Mutual Funds..............................................      288      232      178
Managed Accounts..........................................   11,822    2,901       62
Total Managed Assets......................................   15,021    9,438    7,108
Defined Portfolios........................................       --       --      194
Total.....................................................  $15,021   $9,438   $7,302

     Net flows were also at a record level in 2004, totaling $15.0 billion, an increase of 59% versus 2003. Managed account flows were particularly strong, with our value equity accounts contributing $12.6 billion in flows and our municipal managed accounts another $1.9 billion. Partially offsetting the positive flows were $2.8 billion in growth equity account outflows. Net flows for 2003 totaled $9.4 billion, with growth over the prior year primarily driven by strong value equity and municipal managed accounts.

     The following table summarizes net assets under management by product type:

                         NET ASSETS UNDER MANAGEMENT(1)

DECEMBER 31,                                               2004      2003      2002
------------                                             --------   -------   -------
                                                                (IN MILLIONS)
Exchange-Traded Funds..................................  $ 50,216   $47,094   $39,944
Mutual Funds...........................................    12,680    12,285    11,849
Managed Accounts -- Retail.............................    36,975    25,676    19,403
Managed Accounts -- Institutional......................    15,582    10,301     8,523
Total..................................................  $115,453   $95,356   $79,719

---------------

(1) Excludes defined portfolio assets under surveillance.

     The components of the change in our assets under management were as follows:

                         NET ASSETS UNDER MANAGEMENT(1)

YEAR ENDED DECEMBER 31,                                    2004      2003      2002
-----------------------                                  --------   -------   -------
                                                                (IN MILLIONS)
Beginning Assets Under Management......................  $ 95,356   $79,719    68,485
  Gross Sales..........................................    25,949    18,098    15,400
  Reinvested Dividends.................................       389       413       435
  Redemptions..........................................   (11,317)   (9,073)   (8,727)
Net Flows into Managed Assets..........................    15,021     9,438     7,108
  Acquisitions.........................................        --        --     6,904
  Appreciation/(Depreciation)..........................     5,076     6,199    (2,778)
Ending Assets Under Management.........................  $115,453   $95,356   $79,719

---------------

(1) Excludes defined portfolio assets under surveillance.

     Assets under management increased $20.1 billion, or 21% to over $115 billion at December 31, 2004. The growth in assets under management was attributable to increases of $3.1 billion or 7% in exchange-traded fund assets, $0.4 billion or 3% in mutual fund assets and $16.6 billion or 46% in managed account assets. The increase in exchange-traded fund assets was the result of $2.9 billion in new assets and market appreciation of $0.2 billion. New assets of $11.8 billion and market appreciation (primarily equity appreciation) of $4.8 billion accounted for the increase in managed account assets.

     We ended 2003 with assets under management of $95.4 billion, 20% higher than 2002. Assets under management increased $15.6 billion primarily as a result of new assets and market appreciation in both the exchange-traded funds and managed accounts.

     Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

                            INVESTMENT ADVISORY FEES

FOR THE YEAR ENDED DECEMBER 31,                          2004       2003       2002
-------------------------------                        --------   --------   --------
                                                               (IN THOUSANDS)
Exchange-Traded Funds................................  $239,295   $220,701   $191,567
Mutual Funds.........................................    63,425     61,185     59,429
Managed Accounts.....................................   173,094    122,961    104,480
                                                       --------   --------   --------
  Total..............................................  $475,814   $404,847   $355,476

     Higher asset levels drove an 18% increase in advisory fees for the year. Advisory fees on exchange-traded funds increased 8% while managed account fees increased 41%. Advisory fees increased 14% during 2003, driven mainly by higher asset levels for both exchange-traded funds and managed accounts. The increase in managed accounts was also impacted by the inclusion of NWQ advisory fees for a full year, as well as strong net flows and market appreciation compared to the prior year.

     Product distribution revenue for the years ended December 31, 2004, 2003 and 2002 is shown in the following table:

                              PRODUCT DISTRIBUTION

FOR THE YEAR ENDED DECEMBER 31,                              2004     2003     2002
-------------------------------                             ------   ------   -------
                                                                 (IN THOUSANDS)
Exchange-Traded Funds.....................................  $3,057   $5,819   $ 5,453
Muni/Fund Preferred(R)....................................   3,907    2,578     1,633
Mutual Funds..............................................   1,995      843     2,399
Defined Portfolios........................................      --      (34)    2,598
  Total...................................................  $8,959   $9,206   $12,083

     Product distribution revenue remained fairly consistent with the prior year. Underwriting revenue on exchange-traded funds declined $2.8 million due to fewer new fund assets raised in 2004. This decline was almost completely offset by increases in mutual fund distribution revenue and MuniPreferred(R) and FundPreferred(R) fees. The increase in mutual fund distribution revenue was driven by an increase in sales and a decline in commissions paid on large dollar value sales. MuniPreferred(R) and FundPreferred(R) fees increased as a result of an increase in preferred shares outstanding and an increase in shares traded by non-participating brokers who access the auction through the Company's trading desk. Product distribution revenue in 2003 declined 24% for the year mainly as a result of our decision to discontinue the defined portfolio product line.

  PERFORMANCE FEES/OTHER REVENUE

     Performance fees/other revenue consists of performance fees earned on institutional assets managed by Symphony and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance.

     Performance fees for 2004 were $18.1 million, down from the $34.4 million in performance fees in 2003. Additionally, fees earned on services provided on behalf of our defined portfolio assets under surveillance declined due to an overall decline in these assets.

     The increase in this area for 2003 was the result of an increase of $11.2 million in Symphony performance fees. This increase was partially offset by a decline in fees earned on defined portfolio assets under surveillance as a result of a decline in the overall level of defined portfolio assets.

  OPERATING EXPENSES

     Operating expenses for the years ended December 31, 2004, 2003 and 2002 are shown in the following table:

                               OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31,                          2004       2003       2002
-------------------------------                        --------   --------   --------
                                                               (IN THOUSANDS)
Compensation and benefits............................  $165,321   $144,190   $115,522
Advertising and promotional costs....................    12,158     11,627     12,608
Occupancy and equipment costs........................    19,740     19,321     17,912
Amortization of intangible assets....................     5,118      5,208      3,803
Travel and entertainment.............................     7,981      7,726      8,539
Outside and professional services....................    22,216     20,331     19,419
Minority interest expense............................     1,875      1,077         --
Other operating expenses.............................    18,353     16,222     18,744
  Total..............................................  $252,762   $225,702   $196,547
As a % of Operating Revenue..........................      50.0%      49.9%      49.6%

  SUMMARY

     Operating expenses increased $27.1 million or 12% in 2004 and $29.2 million or 15% in 2003, driven mainly by an increase in compensation and benefits. Although operating expenses increased in both 2003 and 2004, operating expenses as a percent of operating revenue remained consistent.

  COMPENSATION AND BENEFITS

     Compensation and related benefits for 2004 increased $21.1 million due to an increase in base compensation as a result of new positions and salary increases, an increase in option expense, and an increase in overall incentive compensation due to the Company's higher profit level.

     Compensation and related benefits for 2003 increased $28.7 million due to the inclusion of NWQ for a full year and an increase in overall incentive compensation.

  ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional expenditures increased $0.5 million for the year due to expanded product launches in 2004.

     During 2003, advertising and promotional expenditures decreased $1.0 million due to a reduction in spending as a result of a more focused deployment of our marketing resources.

  AMORTIZATION OF INTANGIBLE ASSETS

     Amortization of intangible assets decreased $0.1 million during 2004 as a result of the completion of the amortization period for certain definite-lived intangible assets associated with our acquisition of Symphony in 2001.

     Amortization of intangible assets increased $1.4 million during 2003 as a result of a full year of amortization on intangible assets associated with the NWQ acquisition.

  OUTSIDE AND PROFESSIONAL SERVICES

     Outside and professional services increased $1.9 million during 2004 as a result of higher legal expenses as we responded to regulatory requests for information on compliance policies and practices.

     Outside and professional services increased $0.9 million during 2003 as a result of a full year of NWQ expense.

  ALL OTHER OPERATING EXPENSES

     All other operating expenses increased $3.6 million during 2004 due mainly to increases in recruiting, relocation and minority interest expense. Recruiting and relocation expense increased as we invested in our investment and distribution capabilities as well as legal, compliance and administrative resources. For additional information on minority interest expense, please refer to the Capital Resources, Liquidity and Financial Condition section.

     During 2003, all other operating expenses decreased by $0.8 million as a result of declines in employee related costs (severance, outplacement) that were partially offset by an increase as a result of a full year of NWQ expense.

  NON-OPERATING INCOME/(EXPENSE)

     Non-operating income/(expense) includes investment and other income as well as interest expense. Investment and other income is comprised primarily of dividends and interest income from investments, realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.

     The following is a summary of Non-Operating Income/(Expense) for the years ended December 31, 2004, 2003 and 2002:

                         NON-OPERATING INCOME/(EXPENSE)

FOR THE YEAR ENDED DECEMBER 31,                            2004      2003      2002
-------------------------------                          --------   -------   -------
                                                                (IN THOUSANDS)
Dividends and interest income..........................  $  4,597   $ 1,438   $ 2,632
Interest expense.......................................   (12,513)   (7,435)   (4,892)
Gains/(losses) on investments..........................     4,127     1,440    (1,647)
Miscellaneous income/(expense).........................     3,421      (614)   (1,085)
  Total................................................  $   (368)  $(5,171)  $(4,992)

     Total non-operating expense declined $4.8 million compared to 2003. Net interest expense increased $1.9 million as a result of the replacement of short-term variable rate debt with long-term fixed-rate debt, which was completed in September of 2003 (for further information see Note 4 to the Consolidated Financial Statements -- Notes Payable). Completely offsetting this increase in expense was an increase in realized gains and income recorded on non-recurring items.

     Total non-operating expense in 2003 increased $0.2 million compared to 2002. Net interest expense increased $3.7 million as a result of the restructuring of our debt from short-term variable rate debt to long-term fixed-rate debt. Partially offsetting this increase was an increase in other non-operating income as a result of non-recurring losses of $2.7 million recorded in 2002 compared to gains of $0.8 million recorded in 2003.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25 and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective beginning in the next fiscal year that begins after June 15, 2005. While the Company currently follows SFAS No. 123, resulting in the recognition of option expense in the accompanying consolidated statements of income, the adoption of SFAS No. 123R will require the use of a slightly different method of accounting for forfeitures beginning in 2006. This change in methodology will not have a material impact on the Company's consolidated financial statements.

     In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections -- a Replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. The Company does not expect SFAS No. 154 to have a material impact on the Company's consolidated financial statements.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

BANK CREDIT FACILITIES

     The Company has a $125 million line of credit with a group of banks with a three-year term that expires in August of 2006. Proceeds from borrowings under this facility may be used for day-to-day cash requirements and general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company's option, a function of one of various floating rate indices. The agreement requires the Company pay a facility fee at an annual rate of a range of 0.10% to 0.15% of the committed amount for the three-year facility. At June 30, 2005 and 2004, there were no amounts outstanding under this line of credit. During the second quarter of 2005, the Company amended the three-year line of credit to permit the borrowings under a new bridge financing agreement and the use of those borrowings as described below.

     In April 2005, the Company entered into a $750 million Bridge Credit Agreement with Citigroup. The maturity date of this credit agreement is March 31, 2006. Borrowings under this facility bear an interest rate, at Nuveen's option, of either LIBOR or the Federal Funds rate plus a spread equal to 0.335% to 0.470% based on Nuveen Investments' leverage, with such applicable spread increasing by 0.25% on September 30, 2005 and by an additional 0.25% on December 31, 2005. This Bridge Credit Agreement requires Nuveen Investments to pay a facility fee quarterly in arrears in an annual amount ranging from 0.09% to 0.13%, depending on Nuveen's leverage ratio, and, when applicable, a utilization fee. Also in April, the Company used approximately $300 million of the amount available under the bridge credit facility to prepay private placement debt and used approximately $62 million to repurchase its common shares from STA. The Company used an additional $348 million of the amount available under the bridge credit facility on July 28, 2005 to complete the repurchase of its capital stock from STA under the forward purchase contract. Borrowings under the Bridge Credit Agreement may be used only for these purposes.

     In addition to the above facilities, our broker/dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $100 million, to satisfy periodic, short-term liquidity needs. As of June 30, 2005 and 2004, no borrowings were outstanding on these uncommitted lines of credit.

REFINANCING OF BRIDGE FACILITY

     The Company intends to refinance a portion of its borrowings under the Bridge Credit Agreement with proceeds from the issuance of the senior notes offered hereby. See "Use of Proceeds" and "Capitalization." The Company is in the process of obtaining commitments for a $400 million senior revolving credit facility to refinance its $125 million line of credit, to repay the $160 million in loans to remain outstanding under its $750 million Bridge Credit Agreement upon application of the proceeds of the senior notes offered hereby and for general corporate purposes. The commitments will be subject to various conditions and no assurance can be given that the proposed $400 million revolving credit facility will be consummated on the terms contemplated or at all.

AGGREGATE CONTRACTUAL OBLIGATIONS

     The Company has contractual obligations to make future payments under long-term debt and long-term non-cancelable lease agreements. The following table summarizes these contractual obligations at December 31, 2004:

                                                        LONG-TERM   OPERATING
                                                         DEBT(1)    LEASES(2)    TOTAL
                                                        ---------   ---------   --------
                                                                 (IN THOUSANDS)
2005..................................................  $     --     $10,926    $ 10,926
2006..................................................        --      11,732      11,732
2007..................................................        --      11,744      11,744
2008..................................................   300,000      11,270     311,270
2009..................................................        --      11,609      11,609
Thereafter............................................        --      42,756      42,756

---------------

(1) Amounts represent the expected cash principal repayments on the Company's long-term debt.

(2) Operating leases represent the minimum rental commitments under non-cancelable operating leases. The Company has no significant capital lease obligations.

     Subsequent to December 31, 2004, we have incurred additional indebtedness in connection with the stock repurchase transactions described under "Prospectus Supplement Summary -- Recent Developments", as well as in connection with the repayment of our then-outstanding $300 million of senior notes due September 19, 2008. As of June 30, 2005, we had $762 million in outstanding debt. See "Capitalization".

     Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet its working capital needs, planned capital expenditures, future contractual obligations and payment of its anticipated quarterly dividends.

EQUITY AND DIVIDENDS

     As part of the NWQ acquisition in 2002, key employees purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of approximately $0.4 million as of June 30, 2005, is reflected in minority interest on the consolidated balance sheets. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. During the three months and six months ended June 30, 2005, we recorded approximately $1.4 million and $2.8 million of minority interest expense, which reflects the portion of profits applicable to the minority shareholders. Beginning in 2004 and continuing through 2008, the Company has the right to purchase the non-controlling members' respective interests in NWQ. On March 2, 2005, the Company exercised its right to call 100% of the Class 3 minority members' interests for $24.7 million. Of the total amount paid, approximately $22.5 million was recorded as goodwill with the remainder being recorded as a return of capital.

     At June 30, 2005, we held in treasury 44,762,449 shares of Class A common stock. During the second quarter of 2005, the Company repurchased 35 shares of Class A common stock in open market transactions as part of an on-going repurchase program and repurchased 18,192,843 shares directly from STA. As part of a share repurchase program approved on August 9, 2002, we are authorized to purchase up to 7.0 million shares of Class A common stock. As of June 30, 2005, the remaining authorization covered 2.3 million shares.

     During the second quarter and first half of 2005, we paid out dividends on common shares totaling approximately $13.7 million and $30.5 million, respectively.

BROKER/DEALER

     Our broker/dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (See Note 3 to Consolidated Financial Statements, "Net Capital Requirement").

LIQUIDITY

     Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet its working capital needs, planned capital expenditures, future contractual obligations and payment of its anticipated quarterly dividend.

INFLATION

     Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the value of assets we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

CRITICAL ACCOUNTING POLICIES

     Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that impact our financial position and results of operations. These estimates and assumptions are affected by our application of accounting policies. Below we describe certain critical accounting policies that we believe are important to the understanding of our results of operations and financial position. In addition, please refer to Note 1 to the consolidated financial statements for further discussion of our accounting policies.

INTANGIBLE ASSETS

     At December 31, 2004, our assets included $550 million of goodwill and $53 million of other definite-lived intangible assets. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we are required to test the fair value of goodwill and indefinite-lived intangibles on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate market multiples and other assumptions. We completed the impairment testing of goodwill and determined that there was no impairment to the goodwill recorded in our books and records as of May 31, 2004, the date that we have selected as an annual date. The recognition of any such impairment would have resulted in a charge to income in the period in which the impairment was determined. While we believe that our testing was appropriate, the use of different assumptions may result in recognizing some impairment of goodwill in our financial statements.

IMPAIRMENT OF INVESTMENT SECURITIES

     SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and Securities and Exchange Commission ("SEC") Staff Bulletin ("SAB") 59, "Accounting for Noncurrent Marketable Equity Securities" and FASB Emerging Issues Task Force 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" provide guidance on determining when an investment is other-than-temporarily impaired. We periodically evaluate our investments for other-than-temporary declines in value. To determine if an other-than-temporary decline exists, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as our intent and ability to hold the investment. Additionally, we consider the financial health of and near-term business outlook for an investee, including factors such as industry performance and operational cash flow. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax, in accumulated other comprehensive income is realized as a charge to net income in the period in which the other-than-temporary decline in value is determined. See Note 1 to the consolidated financial statements for further information.

ACCOUNTING FOR INCOME TAXES

     SFAS No. 109, "Accounting for Income Taxes," establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could impact our financial position or our results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

     The following information, and information included elsewhere in this report, describe the key aspects of certain financial instruments that have market risk.

INTEREST RATE SENSITIVITY

     As of June 30, 2005, we had short-term debt under our Bridge Credit Agreement of $362 million. This facility bears an interest rate, at Nuveen's option, of either LIBOR or the Federal Funds rate plus a spread equal to 0.335% to 0.470% based on Nuveen Investments' leverage, with such applicable spread increasing by 0.25% on September 30, 2005 and by an additional 0.25% on December 31, 2005. We estimate that a 100 basis point increase in interest rates from the level at June 30, 2005 would result in a $1.8 million increase in interest expense for the remainder of the year, however it would have no impact on the fair value of the debt at June 30, 2005. At June 30, 2004 all of our long-term debt was at a fixed interest rate. A change in interest rates on our fixed debt would have had no impact on interest incurred or cash flow, but would have had an impact on the fair value of the debt. We estimate that a 100 basis point (1 percentage point) increase in interest rates from the levels at June 30, 2004 would have resulted in a net decrease in the fair value of our debt of approximately $11 million at June 30, 2004.

     In anticipation of longer-term financing that will replace the Bridge Debt Facility, the Company entered into a series of treasury rate lock transactions with an aggregate notional amount of $550 million. These treasury rate locks were accounted for as cash-flow hedges, as they hedge against the variability in future projected interest payments on the forecasted issuance of fixed rate debt (the longer-term financing that will replace the Bridge Debt Facility) attributable to changes in interest rates. At June 30, 2005, if we had closed out the open treasury rate lock transactions, a payment by the Company of approximately $4.9 million would have been required. We estimate that a 100 basis point increase in interest rates from the levels at June 30, 2005 would result in a net payment to the Company of approximately $29 million, a net change of approximately $34 million. There were no open treasury rate lock transactions at June 30, 2004.

     Our investments consist primarily of Company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, the Company periodically invests in new advisory accounts (certain recently created product portfolios that are not yet being marketed) to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of the Company's investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $44 million and $3 million at June 30, 2005 and 2004, respectively. We estimate that a 100 basis point (1 percentage point) increase in interest rates from the levels at June 30, 2005 would have resulted in a net decrease of approximately $1.7 million in the fair value of the fixed income investments at June 30, 2005. We estimate that a 100 basis point movement from the levels at June 30, 2004, would have resulted in an immaterial change in the fair value of the fixed income investments at June 30, 2004.

     Also included in investments at June 30, 2005, are certain swap agreements and futures contracts that are sensitive to changes in interest rates. The futures contracts and swap agreements are being used to mitigate overall market risk related to our investments in certain incubated product portfolios. The fair value of these instruments totaled approximately $0.9 million at June 30, 2005.

     There were no such instruments at June 30, 2004. We estimate that a 100 basis point (1 percentage point) increase in interest rates from the levels at June 30, 2005 would have resulted in a net increase in the fair value of the open derivatives of $1.5 million.

EQUITY MARKET SENSITIVITY

     As discussed above in the interest rate sensitivity section, we invest in certain Company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of the Company's investments in funds and accounts subject to equity price risk is approximately $37 million and $39 million, at June 30, 2005 and 2004, respectively. We estimate that a 10% adverse change in equity prices would have resulted in decreases of approximately $4 million in the fair value of our equity securities at both June 30, 2005 and 2004. The model to determine sensitivity assumes a corresponding shift in all equity prices.

     An adverse movement in the equity prices of our holdings in privately held companies cannot be easily quantified as our ability to realize returns on investment depends on the investees' ability to raise additional capital and/or derive cash inflows from continuing operations.

                                    BUSINESS

GENERAL

     Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments. We distribute our investment products and services, including closed-end exchange-traded funds ("exchange-traded funds"), mutual funds and individually managed accounts, to affluent and high-net-worth market segments through unaffiliated intermediary firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services, including privately offered partnerships, to several institutional market segments and channels.

     We and our subsidiaries offer core investment capabilities through four branded investment teams: Rittenhouse growth equities, NWQ value equities, Nuveen fixed-income (which we refer to as "NAM"), and Symphony alternative investments.

     Our operations are organized around its principal advisory subsidiaries, which are registered investment advisers under The Investment Advisers Act of 1940. Certain of these advisory subsidiaries manage various Nuveen mutual funds and exchange-traded funds and others provide investment management services for individual and institutional managed accounts. Additionally, Nuveen Investments, LLC, a registered broker and dealer in securities under The Securities Exchange Act of 1934, provides investment product distribution and related services for our managed funds and, through March of 2002, sponsored and distributed our defined portfolios.

COMPANY HISTORY AND ACQUISITIONS

     Nuveen, headquartered in Chicago, is the successor to a business formed in 1898 by Mr. John Nuveen that served as an underwriter and trader of municipal bonds. This core business was augmented in 1961 when we developed and introduced our first municipal defined portfolio, which is a fixed portfolio of municipal securities selected and purchased by us and deposited in a trust. We introduced our first municipal mutual fund in 1976, our first municipal money market fund in 1981, and our first municipal exchange-traded fund in 1987. We began providing individual managed account services to investors in early 1995, and since 1996 we have offered an increasingly wide range of equity-based managed funds and accounts to our target markets.

     On January 2, 1997, we completed the acquisition of Flagship Resources Inc. ("Flagship") a manager of both municipal mutual funds and municipal managed accounts for individual investors.

     On August 31, 1997, we completed the acquisition of all of the outstanding stock of Rittenhouse, which specializes in managing individual equity and balanced portfolios primarily for high-net-worth individuals served by financial advisors. Rittenhouse provided us with a high-quality scalable distribution and service platform focused on the growing retail managed account markets.

     On September 17, 1999, we completed the sale of our investment banking business to US Bancorp Piper Jaffray. In conjunction with the sale, we ceased underwriting and distributing municipal bonds and serving as remarketing agent for variable rate bonds.

     On July 16, 2001, we completed the acquisition of Symphony. Symphony is an institutional investment manager based in San Francisco. As a result of the acquisition, our product offerings have expanded to include alternative investments designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes. Symphony also manages several long-only portfolios for us.

     In the first quarter of 2002, we exited the defined portfolio product line. As a result, we no longer create and distribute new defined portfolios. Defined portfolios previously sponsored by us that are still outstanding continue to be administered by us.

     On August 1, 2002, we completed the acquisition of NWQ, an asset management firm that specializes in value-oriented equity investments with significant relationships among institutions and financial advisors serving high-net-worth investors. NWQ has a product line that includes large-cap, mid-cap and small-cap value products as well as international value portfolios.

     On August 1, 2005, we announced an agreement to acquire Santa Barbara Asset Management, an investment manager with $2.8 billion of assets under management located in Santa Barbara, California that manages growth stock portfolios. We expect the transaction to close by approximately October 1, 2005, but no assurance may be given that it will close on the terms contemplated or at all.

     We were incorporated in the State of Delaware on March 23, 1992, as a wholly owned subsidiary of The St. Paul Travelers Companies, Inc. ("STA"). John Nuveen & Co. Incorporated, our predecessor (now named Nuveen Investments, LLC), had been a wholly owned subsidiary of STA since 1974. During 1992, STA sold a portion of its ownership interest in us through a public offering. In April 2005, STA sold 39,850,571 shares of Nuveen Class A common stock. Concurrently with that sale, STA sold to us, and we purchased from STA, $200 million of Nuveen Class B common stock. We have entered into an agreement with STA under which we agreed to repurchase directly from STA $400 million additional shares of Nuveen common stock no later than December 23, 2005. We completed that repurchase on July 28, 2005. As a result of these transactions, STA owns none of our outstanding voting securities as of the date of this prospectus supplement.

LINES OF BUSINESS

     We derive substantially all of our revenues from providing investment advisory, investment management, distribution and administration services to our family of funds and high-net-worth and institutional investors. This is our main business activity and only operating segment.

     The following series of tables, including Gross Sales of Investment Products, Net Flows and Net Assets Under Management, provide data that should be helpful in understanding our business and should be referred to while reading the separate discussions that follow the tables.

GROSS SALES OF INVESTMENT PRODUCTS

     The following table summarizes gross sales for our products for the past three years:

                       GROSS SALES OF INVESTMENT PRODUCTS

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2004          2003          2002
                                                -----------   -----------   -----------
                                                            (IN THOUSANDS)
Managed Accounts:
  Retail......................................  $15,497,165   $ 7,943,426     5,692,870
  Institutional...............................    5,939,308     2,335,561     1,346,652
     Total....................................   21,436,473    10,278,987     7,039,522
Mutual Funds:
  Municipal...................................    1,381,353     1,428,389     1,365,144
  Equity and Income...........................      243,445       107,347       147,606
     Total....................................    1,624,798     1,535,736     1,512,750
Exchange-Traded Funds:
  Common Shares...............................    2,066,227     4,104,778     4,689,477
  Preferred Shares............................      821,967     2,178,623     2,158,668
     Total....................................    2,888,194     6,283,401     6,848,145
Total Managed Assets..........................   25,949,465    18,098,124    15,400,417
Defined Portfolio Sales.......................           --            --       194,117
                                                -----------   -----------   -----------
Total Sales...................................  $25,949,465   $18,098,124   $15,594,534
                                                ===========   ===========   ===========

NET FLOWS OF INVESTMENT PRODUCTS

     The following table summarizes net flows (equal to sales, reinvestments and exchanges less redemptions) for our products for the past three years.

                                   NET FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     2004          2003         2002
                                                  -----------   ----------   ----------
                                                             (IN THOUSANDS)
Managed Accounts:
  Retail........................................  $ 8,367,137   $2,921,607   $  343,314
  Institutional.................................    3,455,259      (20,835)    (281,361)
     Total......................................   11,822,396    2,900,772       61,953
Mutual Funds:
  Municipal.....................................      280,449      372,709      666,192
  Equity and Income.............................        7,437     (140,007)    (488,663)
       Total....................................      287,886      232,702      177,529
Exchange-Traded Funds...........................    2,911,406    6,304,661    6,868,361
Total Managed Assets............................   15,021,688    9,438,135    7,107,843
Defined Portfolios..............................           --           --      194,117
                                                  -----------   ----------   ----------
Total...........................................  $15,021,688   $9,438,135   $7,301,960
                                                  ===========   ==========   ==========

NET ASSETS UNDER MANAGEMENT

     The following table shows net assets managed by us at December 31 for each of the past three years. Defined portfolio assets under surveillance are not included in net assets under management since the portfolios are not actively managed and generally generate up-front distribution revenues rather than on-going advisory fees.

                          NET ASSETS UNDER MANAGEMENT

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2004      2003      2002
                                                         --------   -------   -------
                                                                (IN MILLIONS)
Managed Accounts:
  Retail...............................................  $ 36,975   $25,676   $19,403
  Institutional........................................    15,582    10,301     8,523
     Total.............................................    52,557    35,977    27,926
Mutual Funds:
  Municipal............................................    11,381    11,101    10,759
  Equity and Income....................................     1,299     1,184     1,090
       Total...........................................    12,680    12,285    11,849
Exchange-Traded Funds..................................    50,216    47,094    39,944
Total Managed Assets...................................  $115,453   $95,356   $79,719

ASSET MANAGEMENT

  INVESTMENT CAPABILITIES OVERVIEW

     We, through our advisory subsidiaries, offer four core investment styles: growth equities through Rittenhouse; value equities through NWQ; fixed-income through NAM; and hedged alternative investments through Symphony. Within these core investment styles, we sponsor several product alternatives including separately managed accounts, closed-end exchange-traded funds and open-end mutual funds. In our capacity as an adviser, we are responsible for the execution of the investment policies of the various funds or managed accounts we advise. Investment decisions for each fund or account are made by the portfolio manager responsible for the fund or managed account.

     Our Rittenhouse portfolio team follows a core growth stock strategy that centers generally on identifying large capitalization companies that are financially strong, are global leaders in their industries and generally have demonstrated consistent and predictable above-average long-term growth in earnings and, if applicable, in dividends. Our NWQ portfolio team specializes in value-oriented equity investments with a philosophy of investing in undervalued companies with identified catalysts to improve profitability and/or unlock value. Symphony's hedged alternative investment disciplines are designed to reduce the systematic risk of investing in several equity and fixed-income asset classes with the goal of producing positive returns regardless of broad market direction. NAM's fixed-income style concentrates primarily on the research, selection and management of municipal bond portfolios with the goal of generating attractive current income. We also offer investment products in a variety of taxable fixed-income styles including preferred securities, convertible securities, real estate investment trusts ("REITs"), senior loans and emerging market debt. Several of these styles provide access to other specialized, unaffiliated investment managers through sub-advisory arrangements.

     We have traditionally had a very low employment turnover rate among our portfolio managers. The majority of our portfolio managers, as well as those employed by sub-advisers, have devoted most of their professional careers to the analysis, selection and surveillance of the types of securities held in the funds or accounts they manage.

  SPONSORED PRODUCTS

     We provide tailored investment management services for individuals and institutions through traditional managed accounts. Managed accounts are individual portfolios of stocks and bonds that offer investors the opportunity for a greater degree of tax planning and customization than traditional mutual funds. Our managed account offerings include large-cap growth and value accounts, small-cap and mid-cap value accounts, international equity accounts, blends of stocks and bonds, and market-neutral as well as tax-free and taxable fixed-income accounts. Accounts managed by Symphony include privately offered hedge funds. Symphony offers single-strategy market-neutral hedged portfolios across different asset classes and capitalization ranges: Large Cap U.S. Equities, Small Cap U.S. Equities, Convertible-bond Arbitrage, Credit Arbitrage and Senior Loans. Portfolios are managed through privately offered on-shore limited partnerships, off-shore funds and separately managed accounts. Some separate accounts, partnerships and funds employ investment leverage. In addition, some clients may choose to overlay Symphony's strategies with futures contracts. At June 30, 2005, Rittenhouse, NAM, NWQ and Symphony managed 12%, 22%, 62% and 4% of our total managed account assets, respectively. Rittenhouse and NWQ manage accounts on both a discretionary and non-discretionary basis, while NAM and Symphony accounts are managed on a discretionary basis.

     As of June 30, 2005, we sponsored 113 closed-end exchange-traded funds that are actively managed. Of these funds, 98 invest exclusively in municipal securities. Of the remaining 15 funds, three invest primarily in senior loans, 1 invests in REITs, 2 invest in a blend of fixed-income and equity strategies, 2 invest in preferred and convertible securities, 4 invest solely in preferred securities and 3 invest in equity index and option securities. Closed-end exchange-traded funds do not continually offer to sell and redeem their shares. Rather, daily liquidity is provided by the ability to trade the shares of these funds on the New York or American Stock Exchange, at prices that may be above or below the shares' net asset value. The municipal exchange-traded funds include insured and uninsured national and single-state funds. Most of these funds have a "leveraged" capital structure through the issuance of both common and preferred shares. The dividends paid to preferred shareholders are based on short-term tax-free interest rates, while the proceeds from the issuance of preferred shares are invested by the funds in longer-term municipal securities. This leveraged capital structure is designed to generate additional dividend potential for the common shareholders based on the historically observed differences between short-term and long-term interest rates. The exchange-traded funds that invest in senior loans, REITs, taxable fixed-income and equity strategies, preferred and convertible securities and preferred securities also have leveraged capital structures. They use preferred shares or short-term borrowings in a manner consistent with the municipal exchange-traded funds, in an attempt to generate additional incremental income for common shareholders. If the preferred share dividend rate or short-term borrowing rate were to exceed the net rate of return earned by a fund's investment portfolio for an extended period, the fund's Board of Directors may consider redeeming the outstanding preferred shares or eliminate the short-term borrowing. In addition, the fund's Board may consider converting the fund from its closed-end exchange-traded status into an open-end fund if the fund persistently trades on the stock exchange at deep discounts to its net asset value per share. Either of these situations may negatively affect total assets under management.

     As of June 30, 2005, we offered 36 equity, balanced and municipal open-end mutual funds. These funds are actively managed and continuously offer to sell their shares at prices based on the daily net asset values of their portfolios. Daily redemption at net asset value is offered by all 36 funds. Of the 36 mutual funds, we offer 30 national and state-specific municipal funds that invest substantially all of their assets in diversified portfolios of limited-term, intermediate-term or long-term municipal bonds. We offer 6 mutual funds that invest exclusively in U.S. equities, international equities, or in portfolios combining equity with taxable fixed-income or municipal securities.

     The relative attractiveness of our mutual funds and exchange-traded funds to investors depends upon many factors, including current and expected market conditions, the performance histories of the funds, their current yields, the availability of viable alternatives, and the level of continued participation by the unaffiliated, third party firms that distribute our funds to their customers.

     The assets under management of managed accounts, mutual funds and exchange-traded funds are affected by changes in the market values of the underlying securities. Changing market conditions may cause positive or negative shifts in valuation, and subsequently in the advisory fees earned from these assets.

ADVISORY FEES

     We provide investment management services to funds, accounts and portfolios pursuant to investment management agreements. With respect to managed accounts, Rittenhouse, NAM, Symphony and NWQ generally receive fees, on a quarterly basis, based on the value of the assets managed on a particular date, such as the first or last calendar day of a quarter, or on the average asset value for the period. Symphony also receives performance fees earned on certain institutional accounts and hedge funds based on the performance of the accounts. With respect to mutual funds and exchange-traded funds, we receive fees based either on each fund's average daily net assets or on a combination of the average daily net assets and gross interest income.

     Pursuant to sub-advisory agreements, Institutional Capital Corporation performs portfolio management services on behalf of three of the equity-based mutual funds, Security Capital Research & Management Incorporated performs portfolio management services for our REIT exchange-traded fund and diversified dividend and income exchange-traded fund, Wellington Management Company, LLP performs portfolio management services for the diversified dividend and income exchange-traded fund, and Spectrum Asset Management, Inc. performs portfolio management services for the three preferred securities exchange-traded funds and two preferred and convertible income exchange-traded funds. Froley, Revy Investment Co., Inc. performs portfolio management services for the two preferred and convertible income exchange-traded funds and Gateway Advisors performs portfolio management services for the equity index and option fund. We have a 23% minority equity ownership interest in Institutional Capital, but have no equity ownership interest in Security Capital Research & Management, Wellington Management, Spectrum Asset Management, Froley, Revy or Gateway Advisors.

     Advisory fees, net of sub-advisory fees and expense reimbursements, earned on managed assets for each of the past three years are shown in the following table:

                   MANAGED ASSETS -- INVESTMENT ADVISORY FEES

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2004       2003       2002
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Managed account advisory fees........................  $173,094   $122,961   $104,480
Exchange-traded fund advisory fees...................   239,295    220,701    191,567
Mutual fund advisory fees............................    63,578     61,612     60,449
Less: reimbursed expenses............................      (153)      (427)    (1,020)
  Net advisory fees..................................    63,425     61,185     59,429
Total................................................  $475,814   $404,847   $355,476
                                                       --------   --------   --------

     Our advisory fee schedules currently provide for maximum annual fees ranging from 0.45% to 0.60% in the case of the municipal mutual funds, and 0.75% to 1.05% in the case of the equity and taxable income mutual funds. Maximum fees in the case of the exchange-traded funds currently range from 0.35% to 0.90% of total net assets, except with respect to the five select portfolios. The investment management agreements for these select portfolios provide for annual advisory fees ranging from 0.25% to 0.30%. Additionally, for 54 funds offered since 1999, the investment management agreement specifies that for at least the first five years we will waive management fees or reimburse other expenses. The investment management agreement provides for waived management fees or reimbursements of other expenses ranging from 0.30% to 0.45% for the first five years. In each case, the management fee schedules provide for reductions in the fee rate at increased asset levels. In August 2004, we implemented a complex-wide fund pricing structure for all of our managed funds. The complex-wide pricing structure separates traditional portfolio management fees into two components -- a fund specific component and an aggregate complex-wide component. The aggregate complex-wide component introduces breakpoints related to the entire complex of managed funds, rather than utilizing breakpoints only within individual funds. For the separately managed accounts, fees are negotiated and are based primarily on asset size, portfolio complexity and individual needs. These fees can range from 0.17% to 1.19% of net asset value annually, with the majority of the assets falling between 0.27% and 0.60%.

     We, through our Symphony subsidiary, earn performance fees for performance above specifically defined benchmarks. These fees are generally measured annually and are recognized only at the performance measurement date contained in the individual account management agreement. The underlying measurement dates for approximately 80% of investors' capital fall in the second half of the year.

     The Company pays Institutional Capital, Security Capital Research & Management , Wellington Management, Spectrum Asset Management, Froley, Revy and Gateway Advisors a portfolio advisory fee for sub-advisory services. The sub-advisory fees are based on the percentage of the aggregate amount of average daily net assets in the funds they sub-advise. The fee schedules provide for rate declines as asset levels increase.

     Pursuant to sub-advisory agreements, we, through our advisory subsidiaries, perform portfolio management services on behalf of an equity-based exchange-traded fund and a Canadian senior loan fund traded on the Toronto Stock Exchange. These sub-advisory agreements are with IQ Investment Advisors, a subsidiary of Merrill Lynch, and Fairway Capital Management, respectively. We earn sub-advisory fees based on the assets in the funds we sub-advise.

  INVESTMENT ADVISORY AGREEMENTS

     Each registered managed fund has entered into an investment management agreement with a Nuveen advisory subsidiary (each, an "Adviser"). Although the specific terms of each agreement vary, the basic terms are similar. Pursuant to the agreements, the Adviser provides overall management services to each of the funds, subject to the supervision of each fund's board of trustees and in accordance with each fund's investment objectives and policies. Our investment advisory agreements are approved initially by the sole fund shareholder and their continuance must be approved annually by the trustees of the respective funds, including a majority of the trustees who are not "interested persons" of our relevant advisory subsidiary or the fund, as defined in the Investment Company Act. Amendments to these agreements typically must be approved by the fund's board of trustees and, if material, by fund shareholders. Each agreement may be terminated without penalty by either party upon 60 days written notice. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). Our investment advisory agreements with advisory clients other than registered fund clients generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act, those investment advisory agreements may not be assigned without the client's consent. The term "assignment" is broadly defined under the Investment Company Act and the Investment Advisers Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser's stock by a security holder. The termination of all or a portion of the investment advisory agreements, for any reason, could have a material adverse effect on the Company's business and results of operations.

     Each fund bears all expenses associated with its operations, including the costs associated with the issuance and redemption of securities, where applicable. The fund does not bear compensation expenses of directors and officers of the fund who are employed by us or our subsidiaries. Some of our investment management agreements provide that, to the extent certain enumerated expenses exceed a specified percentage of a fund's or a portfolio's average net assets for a given year, the Adviser will absorb such excess through a reduction in the management fee and, if necessary, pay such expenses so that the year-to-date net expense will not exceed the specified percentage. In addition, we may voluntarily waive all or a portion of our advisory fee from a fund, and/or reimburse expenses, for competitive reasons. Reimbursed expenses for mutual funds, including voluntary waivers, totaled $0.2 million during the year ended December 31, 2004. We expect to continue voluntary waivers at our discretion. The amount of such waivers may be more or less than historical amounts.

     Services provided by Rittenhouse, NAM, Symphony and NWQ to each of the individual accounts are also governed by management contracts, which are customized to suit a particular account. A majority of these contracts and of Rittenhouse's, NAM's and NWQ's assets under management involve investment management services provided to clients who are participants in "wrap-fee" programs sponsored by unaffiliated investment advisers or broker-dealers. Such agreements, and the other investment agreements to which Rittenhouse, NWQ and NAM are parties, generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act, such investment management agreements may not be assigned to another manager without the client's consent. The term "assignment" is broadly defined under the Investment Advisers Act and the Investment Company Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser's stock by a security holder. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act).

  OVERVIEW OF DISTRIBUTION AND RELATIONSHIPS WITH DISTRIBUTORS

     We distribute our investment products and services, including separately managed accounts, exchange-traded funds and mutual funds, through registered representatives associated with unaffiliated national and regional broker-dealers, commercial banks and thrifts, broker-dealer affiliates of insurance agencies and independent insurance dealers, financial planners, accountants and tax consultants ("retail distribution firms") and through unaffiliated consultants serving the institutional market. We also provide investment products and services directly to institutional markets. Our distribution strategy is to maximize the liquidity and distribution potential of our investment products by maintaining strong relationships with a broad array of registered representatives and independent advisors and consultants. We have well-established relationships with registered representatives in retail distribution firms throughout the country. These registered representatives participate to varying degrees in our marketing programs, depending upon any one or more of the following factors: their interests in distributing investments provided by us; their perceptions of the relative attractiveness of our managed funds and accounts; the profiles of their customers and their clients' needs; and the conditions prevalent in financial markets. Registered representatives may reduce or eliminate their involvement in marketing our products at any time, or may elect to emphasize the investment products of competing sponsors, or the proprietary products of their own firms. Registered representatives may receive compensation incentives to sell their firm's investment products or may choose to recommend to their customers investment products sponsored by firms other than us. This decision may be based on such considerations as investment performance, types and amount of distribution compensation, sales assistance and administrative service payments, and level and quality of customer service. In addition, a registered representative's ability to distribute our mutual funds is subject to the continuation of a selling agreement between the firm with which the representative is affiliated and us. A selling agreement does not obligate the retail distribution firm to sell any specific amount of products and typically can be terminated by either party upon 60 days' notice. Redeemable managed assets (consisting of managed accounts and mutual funds) held in accounts at Merrill Lynch produced 9% of consolidated operating revenue in 2004, the largest percentage of any of our distribution firms.

     We employ external and internal sales and service professionals who work closely with intermediary distribution partner firms and consultants to offer customized solutions for high-net-worth and institutional investors. These professionals regularly meet with independent advisors and consultants, who distribute our products, to help them develop investment portfolio and risk-management strategies designed around the core elements of a diversified portfolio. We also employ several professionals who provide education and training to the same independent advisors and consultants. These professionals offer expertise and guidance on a number of topics including wealth management strategies, practice management development, asset allocation and portfolio construction.

  DISTRIBUTION REVENUE

     As part of our asset management business, we earn revenue upon the distribution of our mutual funds and upon the public offering of new closed-end exchange-traded funds. We do not earn distribution revenue upon the establishment of individual or institutional managed accounts.

     Common shares of exchange-traded funds are initially sold to the public in offerings that are underwritten by a syndication group, including us, through our Nuveen Investments, LLC broker-dealer. Underwriting fees earned are dependent upon our level of participation in the syndicate. During the year ended December 31, 2004, there were four new exchange-traded fund offerings.

     All of our mutual funds have adopted a Flexible Sales Charge Program that provides investors with alternative ways of purchasing fund shares based upon their individual needs and preferences.

     Class A shares may be purchased at a price equal to the fund's net asset value plus an up-front sales charge ranging from 2.5% of the public offering price for limited-term municipal funds to 5.75% for equity funds. At the maximum sales charge level, approximately 90% to 95% of the sales charge is typically reallowed as a concession to the retail distribution firms. From time to time, we may reallow all of the sales charge to retail distribution firms or waive the sales charge and advance a sales commission to such firms in connection with marketing programs or special promotions. Additionally, purchases of Class A shares that equal or exceed $1 million may be made without an up-front sales charge, but are subject to a Contingent Deferred Sales Charge ("CDSC") ranging from 0.50% to 1% for shares redeemed within 18 months. In order to compensate retail distribution firms for Class A share sales that are $1 million or greater, we advance a sales commission ranging from 0.50% to 1.75% at the time of sale. Class A shares are also subject to an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets, which is used to compensate securities dealers for providing on-going financial advice and other services to investors.

     Class B shares may be purchased at a price equal to the fund's net asset value without an up-front sales charge. Class B shares are subject to an annual SEC Rule 12b-1 distribution fee of 0.75% of assets to compensate us for costs incurred in connection with the sale of such shares, an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets for the on-going services of securities dealers, and a CDSC which declines from 5% to 1% for shares redeemed within a period of 5 or 6 years. We compensate retail distribution firms for sales of Class B shares at the time of sale at the rate of 4% of the amount of Class B shares sold, which represents a sales commission plus an advance of the first year's annual SEC Rule 12b-1 service fee. Class B shares convert to Class A shares after they are held for eight years.

     Class C shares may be purchased without an up-front sales charge at a price equal to the fund's net asset value. However, these shares are subject to an annual SEC Rule 12b-1 distribution fee of 0.35% to 0.75% of assets designed to compensate securities dealers over time for the sale of the fund shares, an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets used to compensate securities dealers for providing continuing financial advice and other services, and a 1% CDSC for shares redeemed within 12 months of purchase. In addition, we advance a 1% sales commission to retail distribution firms at the time of sale and, in return, receives the first year's SEC Rule 12b-1 distribution fee and SEC Rule 12b-1 service fee.

     Class R shares are available for purchase at a price equal to the fund's net asset value with no on-going fees or CDSCs. These shares are available primarily to clients of fee-based advisers, wrap programs and others under certain limited circumstances.

     The markets for mutual funds are highly competitive, with many participating sponsors. Based upon the information available, we believe that we held significantly less than a 5% share of the market with respect to net sales of mutual funds in each of the last three years.

GENERAL BUSINESS DISCUSSIONS

  ADVERTISING AND PROMOTION

     We provide individual registered representatives with daily prices, weekly, monthly and quarterly sales bulletins, monthly product, statistical and performance updates, product education programs, product training seminars and promotional programs coordinated with our advertising campaigns. In addition, we regularly coordinate our marketing and promotional efforts with individual registered representatives. We also augment our marketing efforts through magazine, newspaper and television advertising, targeted direct mail and telemarketing sales programs, web-based marketing, and sponsorship of certain sports and civic activities.

  EMPLOYEES

     At June 30, 2005, we had 688 full-time employees. Employees are compensated with a combination of salary, cash bonus and fringe benefits. In addition, we have sought to retain our key and senior employees through competitive compensation arrangements, which include equity-based incentive awards. We consider our relations with our employees to be good.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The corporate governance rules recently adopted by the New York Stock Exchange generally require that a majority of the members of the Board of Directors of any listed company must qualify as independent directors. As of the date of this prospectus supplement, five of the seven members of our board of directors are considered independent under the applicable NYSE standards.

NAME                                AGE                     PRINCIPAL OCCUPATIONS
----                                ---                     ---------------------
John P. Amboian...................  44    Director of the Company since 1998; President since May
                                          1999; prior thereto, Executive Vice President and Chief
                                          Financial Officer of the Company; prior to June 1995,
                                          Senior Vice President Finance, Strategic Planning and
                                          Systems & Chief Financial Officer for Miller Brewing
                                          Company June 1993 to May 1995.
Willard L. Boyd...................  77    Director of the Company since 1992; Professor of Law at
                                          the University of Iowa Law School since 1954; President
                                          Emeritus, Field Museum of Natural History since 1996;
                                          prior thereto President, Field Museum of Natural History
                                          from 1981 to 1996; President Emeritus, University of Iowa
                                          since 1981.
John L. Carl......................  57    Director of the Company since 2003; Member of the Board of
                                          Directors of The ServiceMaster Company and of Evanston
                                          Northwestern Healthcare; prior thereto Senior Vice
                                          President and Chief Financial Officer of Allstate
                                          Insurance Company from 1999 until July 2002.
W. John Driscoll..................  76    Director of the Company since 1992; Retired since 1994;
                                          prior thereto Chairman of Rock Island Company.
Duane R. Kullberg.................  72    Director of the Company since 1992; Retired since 1989;
                                          prior thereto, Managing Partner-Chief Executive Officer of
                                          Andersen Worldwide; Director of the Chicago Board Options
                                          Exchange, Inc. and Carlson Companies, Inc.
Roderick A. Palmore...............  53    Director of the Company since 2002; Executive Vice
                                          President, General Counsel and Secretary of Sara Lee
                                          Corporation since 2004; prior thereto, Senior Vice
                                          President, General Counsel and Secretary of Sara Lee
                                          Corporation since 1999.
Timothy R. Schwertfeger...........  56    Director of the Company since 1992; Chairman and Chief
                                          Executive Officer since 1996; prior thereto, Executive
                                          Vice President of the Company since inception in 1992;
                                          Director of Institutional Capital Corporation since 1996.

     Our board of directors is currently composed of the seven directors listed above, each of whom will serve until our next annual meeting of stockholders or until a successor is duly elected.

EXECUTIVE OFFICERS

     The names, ages and positions of our executive officers as of June 30, 2005, are set forth below. Unless otherwise indicated in the following descriptions, each of the following executive officers and other key officers has held his or her current position with us or our predecessor for more than the past five years.

EXECUTIVE OFFICERS                          AGE                  PRINCIPAL POSITION(S)
------------------                          ---                  ---------------------
Timothy R. Schwertfeger...................  56    Chairman, Chief Executive Officer and Director
John P. Amboian...........................  44    President and Director
William Adams IV..........................  50    Executive Vice President, U.S. Fund Products
Alan G. Berkshire.........................  44    Senior Vice President and General Counsel
Margaret E. Wilson........................  49    Senior Vice President, Finance

     All our executive officers serve at the pleasure of our board of directors. There are no family relationships between any of our executive officers, key officers and directors, and there are no arrangements or understandings between any of these executive officers and any other persons pursuant to which the executive officer was appointed. Each of Mr. Schwertfeger and Mr. Amboian is party to an employment agreement with us for a three-year term ending October 31, 2005, subject to automatic one-year extensions if the executive remains employed by us.

     Mr. Schwertfeger has been Chairman and Chief Executive of Nuveen and its various subsidiaries since 1996. He also served as Chairman of the Nuveen Funds and as a Director of Institutional Capital Corporation for the same period.

     Mr. Amboian has been President of Nuveen and its various subsidiaries since May 1999. Prior thereto, he served as Executive Vice President of the Company and its various subsidiaries since June 1995.

     Mr. Adams has been Executive Vice President, U.S. Fund Products of Nuveen since December 1999. Prior thereto, Mr. Adams was Managing Director of Structured Investments effective September 1997 and Vice President and Manager, Corporate Marketing effective August 1994.

     Mr. Berkshire has been Senior Vice President and General Counsel of Nuveen since April 1999 and Secretary since May 1998. He joined us in September 1997 as Vice President and General Counsel.

     Mrs. Wilson has been Senior Vice President, Finance since April of 1999. She joined us as Vice President and Controller in February 1998.

                              DESCRIPTION OF NOTES

     We will issue the notes under an indenture to be dated as of September 12, 2005, as supplemented by a supplemental indenture to be dated as of September 12, 2005 setting forth specific terms of the notes, each as between us and The Bank of New York Trust Company, N.A., as trustee (collectively, the "indenture"). The 5.00% Senior Notes due 2010 (the "2010 Notes") and the 5.50% Senior Notes due 2015 (the "2015 Notes" and, together with the 2010 Notes, the "notes") offered by this prospectus supplement are each a separate series of debt securities under the indenture and will be senior debt under the indenture. In this description, the words "we," the "Issuer," "us" and "our" refer only to Nuveen Investments, Inc. and not to any of its subsidiaries.

     The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including, without limitation, the definitions of certain terms in the indenture. Copies of the indenture are available upon request of the Issuer at the address indicated under "Where You Can Find More Information."

     We will issue $250 million of 2010 Notes and $300 million of 2015 Notes now. As described under "-- Further Issuances", under the indenture we can issue additional notes of either series at later dates. In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

GENERAL

     The notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes initially will be represented by one or more global certificates registered in the name of a nominee of DTC as described under "-- Book-Entry, Delivery and Form."

     The trustee, through its offices in New York City and Chicago, will act as our paying agent and security registrar in respect of the notes. The current location of its corporate trust office is 2 N. LaSalle St., Ste. 1020, Chicago, IL 60602. So long as the notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

     The notes will not be entitled to the benefit of any sinking fund.

PRINCIPAL, MATURITY AND INTEREST

     The 2010 Notes will mature on September 15, 2010. We are issuing $250 million aggregate principal amount of such notes now. The 2015 Notes will mature on September 15, 2015. We are issuing $300 million aggregate principal amount of such notes now. Interest on the 2010 Notes will accrue at a rate of 5.00% per annum and interest on the 2015 Notes will accrue at a rate of 5.50% per annum and, in each case, will be payable semi-annually in arrears on March 15 and September 15 of each year beginning on March 15, 2006. We will pay interest to those persons who were holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

FURTHER ISSUANCES

     We may, from time to time, without notice to or the consent of the holders of the notes of either series, increase the principal amount of notes of such series under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms as the initial notes of such series (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the previously issued notes of such series, including for voting purposes.

OPTIONAL REDEMPTION

     The notes of either series may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the note being redeemed; and

     - the remaining scheduled payments of principal and interest on such note (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the 2010 Notes, and 20 basis points, in the case of the 2015 Notes.

     In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date.

     "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers that the Issuer appoints to act as the Independent Investment Banker from time to time.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as computed by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealers" means (a) Citigroup Global Markets Inc., (b) UBS Securities LLC and (c) one or more of the other underwriters listed on the cover of this prospectus supplement that the Issuer appoints to act as a Reference Treasury Dealer from time to time, in each case and their respective successors; provided, however, that if any of the foregoing ceases to be a primary dealer of U.S. government securities in the United States, the Issuer shall substitute another primary dealer of U.S. government securities.

     "Treasury Rate" means, with respect to any redemption date: (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue

(expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the date fixed for redemption.

     We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Any notice to holders of notes of such a redemption needs to include, among other things, the redemption date, the amount of notes to be redeemed and the appropriate manner of calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an officers' certificate delivered to the trustee no later than two business days prior to the redemption date. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes of a series are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes of such series not previously called by such method as the trustee deems fair and appropriate.

RANKING

     The notes of each series will be:

     - senior unsecured obligations of the Issuer;

     - equal in ranking ("pari passu") with all our existing and future senior debt; and

     - senior in right of payment to all our future subordinated debt.

     As of June 30, 2005, after giving effect to the offering and the application of the net proceeds from the offering, the total outstanding debt of the Issuer, excluding unused commitments made by lenders, would have been $710 million. As of that date, and after taking the same factors into account, none of the Issuer's debt would have been subordinated to the notes.

     The notes are obligations exclusively of the Issuer. Substantially all of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Payment to us by our subsidiaries will be contingent upon our subsidiaries' earnings and other business considerations. In addition, our broker/dealer subsidiary is subject to certain rules imposed by the National Association of Securities Dealers, or NASD, which could have the effect of prohibiting that subsidiary from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. Our broker/dealer subsidiary accounted for 2% of our revenues for each of the three and six months ended June 30, 2005. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to us. We only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of the Issuer, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

     The total balance sheet liabilities of our subsidiaries after giving effect to the offering and the application of the net proceeds from the offering as of June 30, 2005 would have been $115.2 million.

     Our subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt or other liabilities that we and our subsidiaries may incur. The amounts of this debt or other liabilities could be substantial, and this debt or other liabilities may be debt or other liabilities of our subsidiaries, in which case this debt or other liabilities would be effectively senior in right of payment to the notes.

CERTAIN COVENANTS

  LIMITATION ON LIENS

     The indenture will provide that the Issuer shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than Permitted Liens, securing Debt upon any Capital Stock of any Significant Subsidiary of the Issuer that is owned, directly or indirectly, by the Issuer or any of its subsidiaries, in each case whether owned at the date of the original issuance of the notes or thereafter acquired, or any interest therein or any income or profits therefrom unless the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes and existing as of the date hereof or hereafter created) will be secured equally and ratably with or prior to all other Debt secured by such Lien on the Capital Stock of such Significant Subsidiary.

  LIMITATION ON DISPOSITIONS OF SIGNIFICANT SUBSIDIARIES

     The indenture will provide that the Issuer shall not, and shall not permit any of its subsidiaries to, directly or indirectly, issue, sell, transfer or otherwise dispose of any Capital Stock of any Significant Subsidiary of the Issuer. Notwithstanding the foregoing limitation, (a) the Issuer and its subsidiaries may issue, sell, transfer or otherwise dispose of any such Capital Stock to any subsidiary of the Issuer or to any employee of the Issuer or its subsidiaries, (b) any subsidiary of the Issuer may issue, sell, transfer or otherwise dispose of any such securities to the Issuer or another subsidiary of the Issuer, (c) the Issuer may sell, assign, transfer, or dispose of the Capital Stock of any Significant Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by our board of directors acting in good faith, and (d) the Issuer and its subsidiaries may issue, sell, transfer or otherwise dispose of any such securities if required by law or any regulation or order of any governmental or regulatory authority or as director qualifying shares or for similar purposes in foreign jurisdictions. Notwithstanding the foregoing, the Issuer may merge or consolidate any of its Significant Subsidiaries into or with another one of its subsidiaries and may sell, transfer or otherwise dispose of its business in accordance with the provision described under "-- Merger, Consolidation or Sale of Assets."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Capital Stock" means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Debt" means, with respect to any person (without duplication):

          (a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

          (b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

          (c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

          (g) to the extent not otherwise included in this definition, obligations pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement of such person.

     "Lien" means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

     "Permitted Liens" means:

          (a) Liens on the Capital Stock of a person at the time such person becomes a subsidiary of the Issuer; provided that any such Lien may not extend to any other property of the Issuer or any other subsidiary of the Issuer that is not a direct subsidiary of such person; provided further that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a subsidiary of the Issuer;

          (b) Liens on the Capital Stock of any subsidiary of the Issuer to secure any refinancing, renewal, replacement or extension, in whole or in part, of any Debt secured by Liens referred to in clause (a) above; provided that any such Lien shall be limited to all or part of the same Capital Stock that secured the original Lien and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the amount of the Debt secured by Liens described under clause (a) above at the time the original Lien became a Permitted Lien under the indenture; and

          (c) Liens securing Debt of any subsidiary of the Issuer owing to the Issuer or another subsidiary.

     "Significant Subsidiary" means any subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The indenture will provide that the Issuer shall not, in any transaction or series of related transactions, consolidate with any other Person, or merge with or into any other Person, or sell, lease, convey, transfer or otherwise dispose of its assets substantially as an entirety to any Person, unless:

          (a) the Issuer shall be the surviving person or the surviving Person (if other than the Issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made (the "Successor") shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b) the Successor (if other than the Issuer) expressly assumes by supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on and additional amounts with respect to all the notes and the performance of the Issuer's covenants and obligations under the indenture and the notes;

          (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of the Issuer, such property shall have been transferred as an entirety or virtually as an entirety to one person;

          (d) immediately before and after giving effect to that transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

          (e) the Issuer delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

     For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of the Issuer, which property, if held by the Issuer instead of such subsidiaries, would constitute all or substantially all the property of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Issuer.

     Upon any consolidation or merger of the Issuer or any sale, lease, conveyance, transfer or other disposition of the assets of the Issuer substantially as an entirety in accordance with the prior paragraph, any Successor formed by that consolidation or into or with which the Issuer is merged or to which that sale, lease, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the indenture and the notes with the same effect as if that Successor had been named as the Issuer herein and the predecessor Issuer, in the case of a sale, conveyance, transfer or other disposition (but not a lease), shall be released from all obligations under the indenture and the notes.

EVENTS OF DEFAULT

     An event of default with respect to either series of notes is defined in the indenture as being:

     (1) our default in payment when due of the principal of or any premium on the notes of that series;

     (2) our default for 30 days in payment of any installment of interest on the notes of that series;

     (3) default by us in the observance or performance of any covenants in the indenture relating to the notes of that series (other than a default that is subject to the foregoing clause (1) or (2)) and, with respect to those covenants, we have not cured such default after 60 days' notice to us from either the trustee or holders of 25% or more of the outstanding notes of a series;

     (4) a default under any debt for money borrowed by the Issuer or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $20.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or Debt paid, within 30 days after notice to us by the trustee or holders of 25% or more of the then outstanding notes of a series; and

     (5) certain events involving our, or any of our Significant Subsidiaries, bankruptcy, insolvency or reorganization.

     The trustee may withhold notice to the holders of either series of notes of any default, except a default in payment of principal or any premium or interest with respect to that series of notes, if the trustee considers it in the interest of the holders of that series of notes to do so.

     If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of the notes will become immediately due and payable. If any other event of default has occurred and is continuing with respect to either series of notes, the trustee or the holders of not less than 25% in principal amount of that series of notes then outstanding may declare the principal of all the notes of that series to be due and payable immediately, together with all accrued and unpaid interest and premium, if any. However, the holders of a majority in principal amount of the notes of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of notes, other than any continuing event of default in payment of principal or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of all of the notes of that series. Holders of a majority in principal amount of the then outstanding notes of either series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

     The holders of a majority of the outstanding principal amount of the notes of either series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

MODIFICATION AND WAIVER

     Without the consent of any holder of notes of a series, we and the trustee may amend or supplement the indenture or the notes to:

     - add covenants, agreements and obligations applicable to us for the benefit of the holders of such series of notes or to surrender any right or power conferred by the indenture upon us;

     - evidence the assumption by a successor corporation of our obligations under the indenture and either series of notes;

     - appoint a successor trustee with respect to such series of notes and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

     - establish the form or terms of a series of unissued notes;

     - provide that specific provisions of the indenture will not apply to a particular series of unissued notes;

     - supplement the indenture to permit or facilitate a defeasance or discharge of any series of notes;

     - add events of default for any series of notes;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - cure any ambiguity, omission, defect or inconsistency;

     - maintain the qualification of the indenture under the Trust Indenture
       Act;

     - secure such series of notes or add a guarantee thereto; or

     - make any change that does not adversely affect the legal rights of any holder of notes of such series.

     With the exceptions discussed below, we and the trustee may amend or supplement the indenture with respect to either series of the notes with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the notes of a series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to such series of notes, other than any continuing event of default in payment of interest or principal or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of all of the notes of that series. These consents and waivers may be obtained in connection with a tender offer or exchange offer for the notes.

     Without the consent of each holder affected, we and the trustee may not:

     - reduce the amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest;

     - reduce the principal of or change the fixed maturity of any note or reduce the premium, if any, payable on the redemption of any note or change the time at which any note may be redeemed;

     - make the notes, or interest or premium thereon, payable at a place or in money other than that stated in the notes;

     - modify certain provisions of the indenture relating to waivers that require the consent of holders;

     - modify the rights of holders to receive payment of principal and interest with respect to any note or to bring suit to enforce such payment;

     - adversely modify the ranking or priority of the notes; or

     - waive a continuing default in the payment of principal of or interest on the notes.

     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of the notes with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

DEFEASANCE

     The Issuer at any time may terminate all its obligations with respect to either series of the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may also terminate its obligations with respect to either series of the notes under the covenant described under "-- Limitation on Dispositions of Significant Subsidiaries" and the covenant described under "-- Limitation on Liens". The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Issuer exercises its legal defeasance option with respect to either series of the notes, payment of such series of notes may not be accelerated because of an event of default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the notes, payment of such series of notes may not be accelerated because of an event of default specified in the fourth bullet under "-- Events of Default" with respect to the covenants described under "-- Certain Covenants".

     The legal defeasance option or the covenant defeasance option with respect to either series of the notes may be exercised only if:

          (a) the Issuer irrevocably deposits in trust with the trustee money or U.S. Government obligations or a combination thereof for the payment of principal of and interest on the relevant series of notes to maturity;

          (b) the Issuer delivers to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes of a series to maturity;

          (c) 123 days pass after the deposit is made and during the 123-day period no default described in the fifth item under "-- Events of Default" occurs with respect to the Issuer or any other person making such deposit which is continuing at the end of the period;

          (d) no default or event of default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuer;

          (f) the Issuer delivers to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment Issuer under the Investment Issuer Act of 1940;

          (g) in the case of the legal defeasance option, the Issuer delivers to the trustee an opinion of counsel stating that:

             (1) the Issuer has received from the Internal Revenue Service a ruling, or

             (2) since the date of the indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (h) in the case of the covenant defeasance option, the Issuer delivers to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i) the Issuer delivers to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

DISCHARGE OF THE INDENTURE

     When (i) the Issuer delivers to the trustee all outstanding notes of a particular series (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes of such series have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Issuer irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case the Issuer pays all other sums related to the notes payable under the indenture by the Issuer, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to that series of notes. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of the Issuer accompanied by an officers' certificate and an opinion of counsel of the Issuer.

REGARDING THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

     The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

BOOK-ENTRY, DELIVERY AND FORM

     The 2010 Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "2010 Global Notes"). The 2015 Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "2015 Global Notes" and, together with the 2010 Global Notes, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

  DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the DTC or its participants directly to discuss these matters.

     DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "banking organization" within the meaning of the New York Banking Law, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies ("indirect participants"), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of participants with the respective principal amounts of the notes represented by such Global Note purchased by such participants in the offering. Such accounts shall be designated by the underwriters. Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through the organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) or by the participants and the indirect participants (with respect to the owners of beneficial interests in such Global Note other than participants).

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payment of principal of and interest on notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     The Issuer has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. The Issuer expects that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants and indirect participants.

     Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The Issuer understands that under existing industry practices, in the event that the Issuer requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for certificated notes only if:

          (a) DTC notifies the Issuer that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depository within 90 days after the date of such notice,

          (b) the Issuer in its discretion at any time determines not to have all the notes represented by such Global Note, or

          (c) there shall have occurred and be continuing a default or an event of default with respect to the notes represented by such Global Note.

     Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes,

          (a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

          (b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Issuer maintained for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Issuer may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

                                  UNDERWRITING

     Citigroup Global Markets Inc. and UBS Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                PRINCIPAL AMOUNT
                                                           ---------------------------
UNDERWRITER                                                 2010 NOTES     2015 NOTES
-----------                                                ------------   ------------
Citigroup Global Markets Inc. ...........................  $ 90,000,000   $108,000,000
UBS Securities LLC.......................................    90,000,000    108,000,000
A.G. Edwards & Sons, Inc. ...............................     8,750,000     10,500,000
Banc of America Securities LLC...........................     8,750,000     10,500,000
BNY Capital Markets, Inc. ...............................     8,750,000     10,500,000
Goldman, Sachs & Co. ....................................     8,750,000     10,500,000
HSBC Securities (USA) Inc. ..............................     8,750,000     10,500,000
J.P. Morgan Securities Inc. .............................     8,750,000     10,500,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................     8,750,000     10,500,000
Morgan Stanley & Co. Incorporated........................     8,750,000     10,500,000
                                                           ------------   ------------
  Total..................................................  $250,000,000   $300,000,000
                                                           ============   ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the 2010 Notes or 0.400% of the principal amount of the 2015 Notes, as the case may be. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the 2010 Notes or 0.250% of the principal amount of the 2015 Notes, as the case may be, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

                                                              PAID BY NUVEEN
                                                              --------------
Per 2010 Senior Note........................................        0.600%
Per 2015 Senior Note........................................        0.650%

     Each series of notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for each series of the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for either series of the notes.

     In connection with the offering, the joint book-running managers, on behalf of the underwriters, may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, on behalf of the underwriters, repurchase notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that the total expenses for this offering will be approximately $255,000.

     The Issuer has agreed that, from the date of this prospectus supplement until the date of delivery of the notes to investors, it will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by it.

     The underwriters and their respective affiliates have performed commercial and/or investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. As part of our ordinary course of business, we receive revenues related to our products sold by, and assets in clients' accounts at, affiliates of certain of the underwriters of this offering who distribute our products. In particular, redeemable managed assets held in accounts at one of the underwriters of this offering produced 9% of consolidated operating revenue in 2004, the largest percentage of any of our distribution firms. Also as part of our ordinary course of business, affiliates of certain underwriters act as managers or members of syndicates that underwrite offerings of our exchange-traded funds. Affiliates of certain underwriters are also lenders under our $125 million revolving credit line and our $750 million bridge credit agreement, for which an affiliate of Citigroup Global Markets Inc. serves as agent. We intend to use the net proceeds we receive from the sale of the notes to repay amounts drawn under the bridge credit facility. We believe that the fees and commissions paid in respect of the participation in the bridge credit facility and the credit line are customary for borrowers with a credit profile similar to ours, for similar-sized financings and for borrowers in our industry.

     Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of members of the National Association of Securities Dealers, Inc. who are participating in this offering, this offering is being conducted in compliance with Rule 2710(h) of the NASD.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     Winston & Strawn LLP, Chicago, Illinois, will provide an opinion as to legal matters in connection with the notes. Davis Polk & Wardwell, New York, New York, will pass on certain legal matters for the underwriters. Winston & Strawn LLP has in the past, and continues to, provide certain legal services to us.

                                    EXPERTS

     The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years ended December 31, 2004, incorporated in this prospectus supplement by reference to Nuveen's Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                 $4,905,511,605

                            NUVEEN INVESTMENTS, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS
                               PURCHASE CONTRACTS
                                     UNITS

     This prospectus relates to the sale by us of shares of our Class A common stock, par value $0.01 per share ("Nuveen Class A common stock"), preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. The aggregate initial offering price of all securities sold by Nuveen Investments, Inc. under this prospectus will not exceed $2,000,000,000.

     This prospectus also relates to the sale of up to 73,325,214 shares of Nuveen Class A common stock that The St. Paul Travelers Companies, Inc., whom we refer to in this document as the "Selling Stockholder," may offer from time to time. The Nuveen Class A common stock being offered by the Selling Stockholder under this prospectus is currently held by the Selling Stockholder in the form of 73,325,214 shares of Class B common stock, par value $0.01 per share ("Nuveen Class B common stock"), of Nuveen. The shares of Nuveen Class B common stock are convertible on a one-to-one basis into shares of Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

     The securities being offered by this prospectus may be sold (directly, or through agents or dealers designated from time to time) from time to time on terms to be determined at the time of sale. The prices at which these securities may be sold will be determined by the prevailing market price for the shares or in negotiated transactions.

     Nuveen Class A common stock is quoted on the New York Stock Exchange under the symbol "JNC." On March 17, 2005, the last reported sale price of Nuveen Class A common stock was $39.27 per share.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

The date of this prospectus is March 18, 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
Cautionary Statement Concerning Forward-Looking                 2
  Information...............................................
Prospectus Summary..........................................    4
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Selling Stockholder.........................................    6
Description of Securities...................................    7
Capital Stock...............................................    7
Debt Securities.............................................   11
Warrants....................................................   15
Purchase Contracts..........................................   16
Units.......................................................   17
Plan of Distribution........................................   18
Legal Matters...............................................   21
Experts.....................................................   21
Where You Can Find More Information.........................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell shares of Nuveen Class A common stock, shares of our preferred stock, debt securities, warrants, purchase contracts and units being offered under this prospectus in one or more offerings. Also, the Selling Stockholder may, from time to time, sell the shares of Nuveen Class A common stock being offered on its behalf under this prospectus in one or more offerings.

     As described under "Prospectus Summary--Recent Developments," the Selling Stockholder and we recently announced that the Selling Stockholder intends to review its strategic alternatives with respect to its majority equity interest in us. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder's review of its strategic alternatives, including a public offering or a sale to a third party.

     This prospectus provides you with a general description of the securities that we and the Selling Stockholder may offer. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section "Where You Can Find More Information" on page 23.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We and the Selling Stockholder are not offering securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This prospectus and the SEC filings that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "may," "plans," "projects," "seeks," "will," "would," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.

     Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

     - the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms' retail distribution systems and "wrap fee" managed account programs where the loss of such access would cause a resulting loss of assets;

     - the adverse effects of declines in securities markets on our assets under management and future offerings;

     - the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

     - the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values;

     - our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

     -   the competitive pressures on the management fees we charge;

     - our failure to comply with various government regulations such as the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended, and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and managed funds and accounts and the Securities Exchange Act of 1934, as amended, to which we refer as the "Exchange Act", and other federal and state securities laws and the rules of the NASD Regulation, Inc. that impose, or may in the future impose, numerous obligations on our broker-dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer's registration and otherwise prohibiting an adviser from serving as an adviser;

     - our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

     -   the loss of key employees that could lead to loss of assets;

     - burdensome regulatory developments brought in response to perceived industry-wide regulatory violations, including possible government regulation of the amount and level of fees charged by investment advisers;

     -   the impact of recent accounting pronouncements; and

     - unforeseen developments in litigation involving us or the securities industry.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus, you should read this entire prospectus and the documents identified under the caption "Where You Can Find More Information." In this prospectus, the terms "Nuveen," the "Company," "we" and "our" refer to Nuveen Investments, Inc. and its consolidated subsidiaries.

NUVEEN INVESTMENTS, INC.

     Nuveen Investments, Inc. is a leading provider of diversified investment services for high net worth and institutional investors served by financial advisors. Nuveen's asset management capabilities are marketed through four distinct brands, each with an independent investment team and area of expertise:
Nuveen, focused on fixed-income investments; NWQ, specializing in value-style equities; Rittenhouse, dedicated to conservative growth-style equities; and Symphony, with expertise in alternative investment portfolios.

     We were incorporated in the State of Delaware on March 23, 1992, as a wholly-owned subsidiary of the Selling Stockholder. John Nuveen & Co. Incorporated, the predecessor of the Company (now named Nuveen Investments, LLC), had been a wholly-owned subsidiary of the Selling Stockholder since 1974. During 1992, the Selling Stockholder sold a portion of its ownership interest in the Company through a public offering. As of the date of this prospectus, the Selling Stockholder owns approximately 78% of our outstanding voting securities.

     Our principal executive offices are located at 333 West Wacker Drive, Chicago, IL, 60606. Our telephone number at that address is (312) 917-7700.

RECENT DEVELOPMENTS

     On January 31, 2005, we and the Selling Stockholder announced that the Selling Stockholder intended to review its strategic alternatives with respect to its majority equity interest in us. We and the Selling Stockholder also indicated that our respective managements will work closely in this process. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder's review of its strategic alternatives, including a public offering or a sale to a third party.

                                THE OFFERING(S)

Nuveen securities being
offered by us.................   Nuveen Class A common stock, preferred stock,
                                 debt securities, warrants, purchase contracts and units, in an aggregate initial offering price not to exceed $2,000,000,000.

Nuveen Class A common stock
being offered by the Selling
  Stockholder.................   Up to 73,325,214 shares.

Nuveen capital stock
authorized and outstanding....   As of January 31, 2005, our authorized capital
                                 stock consisted of 160,000,000 shares of Nuveen
                                 Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and
                                 5,000,000 shares of preferred stock, par value
                                 $.01 per share, of which no shares were
                                 outstanding.

Use of proceeds...............   Except as may be stated in the applicable
                                 prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

Transfer Agent................   The Bank of New York

New York Stock Exchange symbol
for Nuveen Class A common
  stock.......................   JNC

                                USE OF PROCEEDS

     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. We will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated:

                                                YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                         2004    2003    2002    2001    2000
                                         -----   -----   -----   -----   -----
Ratio of earnings to fixed
  charges(1)...........................  16.72x  21.20x  25.05x  28.47x  30.66x
Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements(1)......................  16.72x  21.20x  24.62x  24.07x  22.03x

------------

(1) For this purpose, "earnings" means net income before (a) taxes, (b) adjustment for minority interest of $1,077,000 in 2003 and $1,875,000 in 2004, (c) interest expense and amortization of debt issuance costs on all indebtedness, and (d) interest portion of rental expense. For this purpose, "fixed charges" means interest expense and amortization of debt issuance costs on all indebtedness, and interest portion of rental expense.

     Effective April 1, 2004, we began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended. We have chosen the retroactive restatement method described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied from its original effective date.

                              SELLING STOCKHOLDER

SELLING STOCKHOLDER

     The following table sets forth certain information regarding the Nuveen common stock held by the Selling Stockholder as of January 31, 2005. All of the Nuveen common stock held by the Selling Stockholder is Nuveen Class B common stock, which is convertible on a one-to-one basis into Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock.

     Shares of Nuveen Class A common stock being offered under this prospectus may be offered for the account of the Selling Stockholder.

                        NUMBER OF SHARES OF
                          NUVEEN CLASS B                             NUMBER OF SHARES OF
                           COMMON STOCK                                NUVEEN CLASS A
                         CONVERTIBLE INTO                              COMMON STOCK OR
                          NUVEEN CLASS A       NUMBER OF SHARES OF     NUVEEN CLASS B
                           COMMON STOCK          NUVEEN CLASS A         COMMON STOCK
                        BENEFICIALLY OWNED     COMMON STOCK BEING    BENEFICIALLY OWNED
SELLING STOCKHOLDER    PRIOR TO THE OFFERING         OFFERED         AFTER THE OFFERING
-------------------    ---------------------   -------------------   -------------------
The St. Paul
  Travelers
  Companies, Inc. ...       73,325,214*         up to 73,325,214             **

------------

 * 60,999,414 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc., and 12,325,800 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc.'s wholly owned subsidiary, The St. Paul Fire and Marine Insurance Company.

** Because the Selling Stockholder may sell all or a portion of the Nuveen Class A common stock that is being offered pursuant to this prospectus, the number of shares of Nuveen Class A common stock or Nuveen Class B common stock that will be owned by the Selling Stockholder upon termination of this offering cannot be determined at this time.

     We and the Selling Stockholder are parties to a registration rights agreement under which we granted registration rights relating to the Nuveen Class A common stock being offered under this prospectus. Pursuant to that registration rights agreement, we have filed a registration statement on Form S-3 with the SEC on March 3, 2005, of which this prospectus forms a part, with respect to the sale of the Nuveen Class A common stock and the other securities subject to this prospectus from time to time under Rule 415 under the Securities Act of 1933, as amended, to which we refer as the "Securities Act". The Selling Stockholder may offer Nuveen Class A common stock under this prospectus for sale from time to time. Because the Selling Stockholder may dispose of all or a portion of its Nuveen Class A common stock, we cannot estimate the number of shares of Nuveen Class A common stock that will be held by the Selling Stockholder upon the termination of any such disposition. In addition, the Selling Stockholder may sell, transfer or otherwise dispose of a portion of the Nuveen Class A common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholder may also sell its shares through various arrangements involving mandatorily or optionally exchangeable securities, forward sale agreements, derivative or hedging transactions, or other arrangements described in the applicable prospectus supplement, and this prospectus may be delivered in conjunction with those sales. See "Plan of Distribution."

NUVEEN'S RELATIONSHIPS WITH THE SELLING STOCKHOLDER

     We have an existing $250 million revolving loan agreement with the Selling Stockholder under which no borrowings are currently outstanding. This loan facility has no scheduled expiration date; however, any borrowings thereunder are required to be repaid within 30 days of a demand by the Selling Stockholder and carry a floating interest rate of one month USD LIBOR plus margin of up to 0.25%.

     From time to time, one or more of our registered investment advisers may manage assets for the Selling Stockholder or its affiliates (including its pension funds and/or insurance accounts) on arm's length terms in a collective investment vehicle offered to others as well as the Selling Stockholder or in a separate account pursuant to a customary investment advisory agreement with the Selling Stockholder. As of December 31, 2004, we managed approximately $160 million in assets for the Selling Stockholder pursuant to these arrangements.

                           DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

                                 CAPITAL STOCK

     As of January 31, 2005, our authorized capital stock consisted of 160,000,000 shares of Nuveen Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding.

PREFERRED STOCK

     Shares of our preferred stock may be issued from time to time in one or more series. Our restated certificate of incorporation, to which we refer as the "Certificate", provides that we may issue preferred stock only if our board of directors has first determined in connection with the issuance that the purpose of the issuance is to finance our and our subsidiaries' continuing business and operations, to finance extensions or expansions of such business and operations, or to acquire other business organizations, or in connection with our and our subsidiaries' employee benefit or compensation plans, or for purposes of raising capital in connection with any of the foregoing purposes. Also, our board of directors, in connection with each issuance of preferred stock, must make a determination as to the desirability and appropriateness of the issuance. In addition, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one member of our board of directors, no preferred stock may be issued without the unanimous vote of the directors elected by the holders of the Nuveen Class B common stock, to which we refer as the "Class B Directors," or the unanimous written consent of the holders of the Nuveen Class B common stock.

     Pursuant to the Certificate, our board of directors is authorized, without stockholder approval, to fix dividend rights and terms, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privilege and restrictions of any series of preferred stock and the number of shares constituting such series and designations thereof. The Certificate also provides that our board of directors may fix voting rights (except that if voting rights attach to such shares, each such share shall entitle its holder to cast no more than one vote per share on matters submitted to stockholder voting) and terms of conversion or exchange (subject to the limitations that shares may only be converted into or exchanged for shares of Nuveen Class A common stock or non-voting securities of the Company, and that if shares are convertible or exchangeable into Nuveen Class A common stock, the total number of shares of preferred stock issued and outstanding at any one time shall be convertible or exchangeable for no more than an aggregate of 5,000,000 shares of Nuveen Class A common stock, adjusted for certain changes in the outstanding common stock).

COMMON STOCK

     GENERAL

     Our common stock is neither redeemable nor convertible (except that Nuveen Class B common stock may be converted into Nuveen Class A common stock as described below) and the holders of common stock have no preemptive rights to purchase any securities of the Company. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior claims of holders of preferred stock.

     DIVIDEND RIGHTS

     Holders of common stock are entitled to receive ratably the dividends that may be lawfully declared by our board of directors and paid by us. The Certificate provides that our board of directors shall not declare any dividend or distribution, other than a regular quarterly cash dividend, on any shares of capital stock without the unanimous approval of the Class B Directors or the holders of Nuveen Class B common stock. In the event that any dividend or distribution is payable in our common stock, including distributions pursuant to stock splits or divisions of stock, only shares of Nuveen Class A common stock will be distributed with respect to Nuveen Class A common stock and only shares of Nuveen Class B common stock will be distributed with respect to Nuveen Class B common stock.

     VOTING RIGHTS

     Shares of Nuveen Class A common stock are entitled to one vote per share (except as limited by the 20% restriction described below), and holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of holders of the common stock. The Nuveen Class A common stock and the Nuveen Class B common stock vote together as a single class on all matters except as provided under "Board of Directors" and where Delaware law requires separate class voting, as would be the case, for example, with regard to amendments to the Certificate that could be deemed to have an adverse effect on the rights of holders of either class of common stock. Generally, matters such as merger or consolidation proposals would not require separate class voting, and could be approved by holders of the Nuveen Class A common stock and Nuveen Class B common stock voting together as a single class.

     Under the provisions of the Certificate, no person or group (as defined in the Certificate) deemed to be the beneficial owner (as defined in the Certificate) of shares of Nuveen Class A common stock, irrespective of the number of shares held, will be entitled to vote more than 20% of the total number of outstanding shares of Nuveen Class A common stock on matters submitted to shareholder voting, and the remaining shares of Nuveen Class A common stock beneficially owned by that person or group will be deducted from the total number of shares of Nuveen Class A common stock deemed to be outstanding for purposes of determining the proportion of common stock necessary to constitute a quorum or required to approve a matter submitted for shareholder voting. Thus, as an example, a holder of 40% of the Nuveen Class A common stock will have the right to vote 25% of the Nuveen Class A common stock (20% of the 80% of the Nuveen Class A common stock entitled to vote). In the case of a group, the votes of individual members of the group will be reduced ratably for purposes of determining which shares of Nuveen Class A common stock shall be voted so that the group shall have in the aggregate the right to vote not more than 20% of the shares of Nuveen Class A common stock. Shares are determined to be "beneficially owned" by persons who, among other relationships, are relatives of the record holder of such shares, or who own 10% of the equity securities of any corporate record holder of shares, or who have an agreement or arrangement with the record holder regarding the acquisition, disposition or voting of such shares (we refer to these persons collectively as "Associates"). A "group", when used to indicate those additional persons whose shares of Nuveen Class A common stock are beneficially owned by a person, includes the person, any Associate of the person, any additional person whose stock is beneficially owned by the person or the Associate of the person, and all persons that jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Exchange Act, irrespective of any disclaimers of beneficial ownership. An exception to this definition of group is that any qualified savings, profit sharing, stock bonus or employee stock ownership plan which holds shares of Nuveen Class A common stock on behalf of participating employees of the Company, and provides the employees with the right to instruct the trustee how to vote the shares with respect to all matters submitted to stockholders for voting, is not be deemed to be a "group" and the participating employees are not be deemed to be a "group" solely because of their participation in the plan. The 20% limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult.

     The Certificate provides that "Business Transactions" (which is defined in the Certificate as certain mergers, acquisitions and asset sales) between us and a "Related Person" (which is defined in the Certificate as a stockholder beneficially owning not less than 10% of the outstanding common stock other than a holder of Nuveen Class B common stock) must either

     - receive approval of our board of directors as presently constituted, with any additional persons as present members may nominate or elect, or

     - receive the affirmative vote of not less than 85% of the outstanding common stock (without regard to the 20% voting limitation described in the preceding paragraph).

The 85% voting requirement may be reduced to the majority vote of the outstanding shares of common stock required by Delaware corporate law if

     - the Business Transaction is a merger, consolidation or sale of all or substantially all of our assets,

     - the Related Person is willing to pay our stockholders the highest price the Related Person paid for any common stock while a Related Person, and

     - the Related Person complies with other provisions to protect stockholders set forth in the Certificate, including not causing any material change in our business or our capital structure and not receiving certain financial benefits from us other than proportionate benefits as a stockholder.

     CONVERSION OF NUVEEN CLASS B COMMON STOCK

     The Certificate provides that the shares of Nuveen Class B common stock may be converted into shares of Nuveen Class A common stock at any time by the holder thereof at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock so converted, and are nontransferable (except between the holder and a wholly-owned subsidiary of the holder or a company that has a 100% beneficial interest in the holder) unless first converted. Shares of Nuveen Class B common stock that are not transferred in compliance with the Certificate's restrictions on transfer will be automatically converted into shares of Nuveen Class A common stock upon transfer. The Certificate also provides that on the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 10% or less of the aggregate number of outstanding shares of common stock, all of the outstanding shares of Nuveen Class B common stock shall be automatically converted into shares of Nuveen Class A common stock at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock.

     BOARD OF DIRECTORS

     The Certificate provides that the number of members of our board of directors shall be fixed from time to time by or as set forth in our by-laws, except that for so long as any Nuveen Class B common stock is outstanding the number of directors shall not be less than ten and no proposed change to the number of members of our board of directors may take effect without the unanimous consent of the Class B Directors or the unanimous approval of the holders of the Nuveen Class B common stock. Our board of directors shall be nominated and elected every year as a single class for so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors. If at any time the Nuveen Class B common stock is not entitled to nominate and elect four Class B Directors, our board of directors shall be divided into three classes with terms of three years (except in the case of the Class B Directors who shall serve for one year terms), the terms of approximately one-third of the directors (other than the Class B Directors) expiring each year.

     For so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors, directors may be removed from office for any reason by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote, voting together as a single class. Exceptions to this are that Class B Directors may only be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock, and Class B Directors may only be removed from office with cause by the affirmative vote of 80% of the then outstanding shares of common stock entitled to vote, voting together as a single class. Once our board of directors has been divided into three classes, directors may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the then outstanding shares of common stock, voting together as a single class. An exception to this is that any remaining Class B Directors may be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock.

     These provisions may have the effect of making it more difficult to change the composition of our board of directors.

     Holders of the Nuveen Class B common stock are entitled to nominate and elect

     - four board members for so long as the Nuveen Class B common stock represents at least 20% of all outstanding shares of common stock,

     - two board members for so long as the Nuveen Class B common stock represents at least 15% but less than 20% of all outstanding shares of common stock and

     - one board member for so long as the Nuveen Class B common stock represents less than 15% but greater than 10% of all outstanding shares of common stock.

     The Certificate provides that for so long as the Nuveen Class B common stock is entitled to nominate and elect at least one board member, the unanimous vote of Class B Directors is required to approve any issuance of preferred stock. Also, for so long as the Nuveen Class B common stock is entitled to nominate and elect four board members, the unanimous vote of Class B Directors is required to approve any new issuance of the Nuveen Class A common stock, except in connection with the issuance of shares upon the conversion of shares of Nuveen Class B common stock, and shares issued in connection with employee compensation plans approved by our board of directors.

     AMENDMENT OF BY-LAWS AND CERTIFICATE OF INCORPORATION

     The Certificate provides that our board of directors is authorized to adopt, amend or repeal our by-laws. However, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one Class B Director, no change to our by-laws by our board of directors may take effect unless unanimously approved by the Class B Directors or the holders of the Nuveen Class B common stock. Also, for so long as holders of Nuveen Class B common stock are entitled to elect at least one Class B Director, no change to our by-laws submitted to stockholders for approval may take effect without the unanimous approval of the holders of the Nuveen Class B common stock. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, any change to our by-laws by the stockholders requires the approval of the holders of at least 80% of the common stock entitled to vote, voting together as a single class.

     The Certificate provides that it may only be amended with the unanimous written consent of the holders of the Nuveen Class B common stock or approval of the Class B Directors for so long as the holders of the Nuveen Class B common stock are entitled to elect at least one Class B Director. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, certain provisions of the Certificate (including the restrictions on issuance of preferred stock, conversion of Nuveen Class B common stock, the 20% voting limitation with respect to the Nuveen Class A common stock and amendments to our by-laws and the Certificate) may only be amended by the affirmative vote of holders of 80% of the common stock entitled to vote, voting together as a single class.

     These provisions could be deemed to have an anti-takeover effect and to make changes in management more difficult.

     TRANSFER AGENT AND REGISTRAR

     The Bank of New York is the transfer agent, registrar and dividend disbursing agent for Nuveen Class A common stock.

                                DEBT SECURITIES

     We may issue debt securities under one or more indentures between us and a trustee chosen by us that is qualified to act as such under the Trust Indenture Act. The indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act. The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

     The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto. We will file the indentures and any supplements thereto as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading "Where You Can Find More Information". References below to an "indenture" are references to the applicable indenture under which a particular series of debt securities is issued.

TERMS OF THE DEBT SECURITIES

     Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

     - the title of the debt securities, and whether the debt securities are senior, senior subordinated or subordinated debt securities;

     - the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

     - the date or dates on which principal of or premium on the debt securities will be payable;

     - the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable, the method for calculating the interest rate and the record date for the interest payable on any payment date;

     - the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

     - any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

     - any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

     -   any restrictions upon our ability to incur additional debt;

     -   the denominations in which the debt securities are issuable;

     - the currency or currencies in which principal and interest will be payable, if other than United States dollars;

     -   any United States income tax consequences;

     - any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

     - whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

     - the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

     -   the nature and terms of the security for any secured debt securities;

     - the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

     -   any listing on a securities exchange;

     - any right or obligation of holders of the debt securities to convert them into or exchange them for Nuveen Class A common stock or our preferred stock or other securities issued by us or third parties and the terms of any such conversion or exchange; and

     - any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

EVENTS OF DEFAULT AND REMEDIES

     An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

     - our default in payment when due of the principal of or any premium on any of the debt securities of that series;

     - our default for 30 days in payment of any installment of interest or sinking fund payment on any debt security of that series;

     - default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default after 60 days' notice;

     -   certain events involving our bankruptcy, insolvency or reorganization;
         and

     - any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

     The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.

     If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately, together with all accrued and unpaid interest and premium, if any. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

     The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

DEFEASANCE

     We may terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

     - depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

     - complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

     In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we may terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

     - depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

     - complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

TRANSFER AND EXCHANGE

     A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

     Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

     - add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

     - evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

     - appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

     -   establish the form or terms of any series of unissued debt securities;

     - provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

     - provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     -   cure any ambiguity, omission, defect or inconsistency;

     -   maintain the qualification of the indenture under the Trust Indenture
         Act;

     -   secure any series of debt securities; or

     - make any change that does not adversely affect the legal rights of any holder of debt securities.

     With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

     Without the consent of each holder affected, we and the trustee may not:

     - reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

     -   reduce the rate of or change the time for payment of interest;

     - reduce the principal of or change the fixed maturity of any debt security or alter or waive any provision with respect to redemptions or mandatory offers to repurchase debt securities;

     - make any debt security, or interest or premium thereon, payable at a place or in money other than that stated in the debt security;

     - modify certain provisions of the indenture relating to waivers that require the consent of holders;

     - modify the rights of holders to receive payment of principal and interest with respect to any debt security or to bring suit to enforce such payment;

     -   adversely modify the ranking or priority of the debt securities; or

     - waive a continuing default in the payment of principal of or interest on the debt securities.

     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

CONCERNING THE TRUSTEE

     In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The laws of the State of New York will govern the indenture and the debt securities.

                                    WARRANTS

GENERAL

     We may issue warrants to purchase debt securities, preferred stock, Nuveen Class A common stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the relevant warrant agreement.

     The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

     -   the title of the warrants;

     -   the total number of warrants;

     -   the price or prices at which the warrants will be issued;

     - if applicable, the currency or currencies investors may use to pay for the warrants;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrantholders upon exercise of the warrants;

     - if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     -   whether the warrants will be issued in registered form or bearer form;

     -   information with respect to book-entry procedures, if any;

     - if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     - if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     - if applicable, a discussion of material United States federal income tax considerations;

     -   the identity of the warrant agent;

     -   the procedures and conditions relating to the exercise of the warrants;
         and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                               PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of:

     - shares of Nuveen Class A common stock or preferred stock or our debt securities, or debt or equity securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     -   currencies; or

     -   commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.

     The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

     - whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, currencies or commodities, or the method of determining those amounts;

     - whether the purchase contracts are to be prepaid or not and whether holders thereof are required to secure their obligations in a specified manner;

     - whether we may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies;

     - the methods by which the holders may purchase or sell such securities, currencies or commodities;

     - whether the purchase contracts requires us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and whether those payments may be unsecured or prefunded on some basis;

     - any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

     - whether the purchase contracts will be issued in fully registered or global form.

     The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such purchase contracts.

                                     UNITS

     We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

     The applicable prospectus supplement may describe:

     - the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     - any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

     -   whether the units will be issued in fully registered or global form.

     The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

                              PLAN OF DISTRIBUTION

METHOD OF SALE

     We and the Selling Stockholder may sell the securities being offered under this prospectus directly to other purchasers, or to or through underwriters, broker-dealers or agents, in separate transactions or in a single transaction. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any underwriter, agent or dealer and any applicable commission, discount or concession with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement.

     The Selling Stockholder may be considered to be an underwriter, within the meaning of the Securities Act, with respect to any shares of Nuveen Class A common stock that it sells pursuant to this prospectus. If the Selling Stockholder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

     Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time in any of the following ways:

     - The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by us or the Selling Stockholder from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the Nuveen Class A common stock as agent but may position and resell the block as principal to facilitate the transaction. The Nuveen Class A common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Selling Stockholder and/or the purchasers of the Nuveen Class A common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     - The securities may be sold on any national securities exchange or quotation service on which the Nuveen Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

     -   The securities may be sold in private sales directly to purchasers.

     - We or the Selling Stockholder may enter into derivative transactions or forward sale agreements on shares of Nuveen Class A common stock with third parties. In such event, we or the Selling Stockholder may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the Selling Stockholder's delivery obligation. The counterparties or third parties may borrow shares of Nuveen Class A common stock from us, the Selling Stockholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the Selling Stockholder may deliver shares of Nuveen Class A common stock to the counterparties that, in turn, the counterparties may deliver to us, the Selling Stockholder or third parties, as the case may be, to close out the open borrowings of Nuveen Class A common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

     - The Selling Stockholder may also sell its shares of Nuveen Class A common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

     - We may also issue and sell mandatorily exchangeable securities to be settled in shares of Nuveen Class A common stock, and this prospectus may be delivered in conjunction with those sales. In connection with such offering, we may enter into a forward sale agreement with the Selling Stockholder pursuant to which the Selling Stockholder may deliver to us shares of Nuveen Class A common stock. Upon settlement of the mandatorily exchangeable securities, we would deliver shares of Nuveen Class A common stock to the holders thereof. In turn, upon settlement of the forward sale agreement, we may receive shares of Nuveen Class A common stock from the Selling Stockholder.

     Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder and the underwriters and other third parties may engage in derivative or hedging transactions involving the securities or other securities not covered by this prospectus in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivative or hedging transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In order to facilitate these transactions, we or the Selling Stockholder may enter into derivative transactions or security lending or repurchase agreements with the third parties. If the applicable prospectus supplement indicates, the underwriters or third parties may use securities pledged by us or the Selling Stockholder or borrowed from us, the Selling Stockholder or others in short sale transactions or to close out any related open borrowings of stock, and may use securities received from us or the Selling Stockholder in settlement to close out any related open borrowings of stock. A third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder may also loan or pledge the Nuveen Class A common stock and the borrower or pledgee may sell the Nuveen Class A common stock as loaned or upon a default may sell or otherwise transfer the pledged Nuveen Class A common stock. Such borrower or pledgee may also transfer its short position to investors in our securities or the Selling Stockholder's securities or in connection with the offering of other securities not covered by this prospectus.

     Nuveen Class A common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold by the Selling Stockholder under Rule 144 rather than pursuant to this prospectus.

     We and the Selling Stockholder respectively reserve the right to accept and, together with our respective agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

     If we or the Selling Stockholder use any underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. We or the Selling Stockholder will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the Selling Stockholder may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If the prospectus supplement so indicates, we or the Selling Stockholder will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us or the Selling Stockholder at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

     In order to comply with securities laws in certain jurisdictions, the securities being offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

TIMING AND PRICE

     Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time. There is no assurance that either we or the Selling Stockholder will sell or dispose of any securities.

     We and the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of our respective purchases and sales of Nuveen Class A common stock.

     The securities offered hereunder may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers and/or dealers (who may receive fees or commissions in connection therewith).

PROCEEDS, COMMISSIONS AND EXPENSES

     The aggregate proceeds to us or the Selling Stockholder from the sale of securities offered by the relevant party under this prospectus will be the purchase price of such securities less discounts, concessions and commissions, if any. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

     The Selling Stockholder will be responsible for payment of commissions, concessions and discounts of dealers or agents arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will also pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

     Under a registration rights agreement, Nuveen and the Selling Stockholder have each agreed to indemnify the other, and Nuveen has agreed to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of Nuveen Class A common stock, against certain liabilities, including certain liabilities arising under the Securities Act. We or the Selling Stockholder may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of securities against certain liabilities, including liabilities arising under the Securities Act, or to provide contribution with respect to payments which such agents, dealers, broker-dealers or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, broker-dealers and underwriters may be customers of, engage in transactions with, or perform services for us or the Selling Stockholder in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years ended December 31, 2004, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

     1. Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

     2. Current Reports on Form 8-K filed on January 19, 2005; January 21, 2005; and February 4, 2005 (other than those portions furnished under Item 2.02 or 7.01).

     3. The description of our capital stock contained in our Registration Statement on Form 8-A, filed April 27, 1992, and any amendments or reports filed for the purpose of updating that description.

     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is part and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

     You may request free copies of these filings by writing or telephoning us at the following address:

                            Nuveen Investments, Inc.
                             333 West Wacker Drive
                               Chicago, IL 60606
                                 (312) 917-7700
                         Attention: Corporate Secretary

     Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

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                                  $550,000,000

                            NUVEEN INVESTMENTS, INC.

                                 (NUVEEN LOGO)
                    $250,000,000 5.00% SENIOR NOTES DUE 2010
                    $300,000,000 5.50% SENIOR NOTES DUE 2015

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               SEPTEMBER 7, 2005

                                  ------------

                                   CITIGROUP
                              UBS INVESTMENT BANK

                                  A.G. EDWARDS
                         BANC OF AMERICA SECURITIES LLC
                           BNY CAPITAL MARKETS, INC.
                              GOLDMAN, SACHS & CO.
                                      HSBC
                                    JPMORGAN
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY

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